Exhibit 4.18

Inmarsat Global Ltd

99 City Road, London EC1Y 1AX, England

Contract No. INM/07-4443

for

Inmarsat’s Global Satellite Phone Service

Core Module Development (Part A)

with

EMS Technologies Canada, Ltd.

400 Maple Grove Road, Ottawa, Ontario K2V 1B8, Canada

INMARSAT CONTRACT TERMS AND CONDITIONS

Annex

A	Statement of Work	22

B	UT Handset Specification	43

C	Price & Payment Plan	44

D	Key Sub-Contractors	45

E	Foreground	46

F	Background	47

H	Change Control	48

Preamble

This is a Contract made this 14th day of August 2007 (“Effective Date of Contract”) between EMS Technologies Canada, Ltd. (“Contractor”), a company incorporated in Canada whose principal place of business is at 400 Maple Grove Road, Ottawa, Ontario K2V 1B8, Canada, and Inmarsat Global Limited, whose registered office is at 99 City Road, London EC1Y 1AX, England (“Inmarsat”).

Definitions:

(1)	“Associated Company” shall mean an ultimate holding company or any subsidiary thereof of any tier.

(2)	“Background” shall mean Intellectual Property Rights other than Foreground in existence as at the Effective Date or not coming into existence as a result of (a) Work performed pursuant to the terms of this Contract, or (b) UT Handset Development Work.

(3)	“CEM” shall mean Flextronics International or such other contract equipment manufacturer designated by Inmarsat in its absolute discretion to manufacture the UT Core Module and/or the UT Handset.

(4)	“Change Request” shall mean a written request made by one Party to the other to change one or more aspects of the Work, as permitted by Article 25: Changes.

(5)	“Confidential Information” shall mean any and all information of a commercial, technical or financial nature which is not generally available to the public and which is disclosed by one Party to the other or to any Sub-Contractor engaged by the Contractor for the purpose of completing the Work including, without limitation, Know-how, secret formulae, processes and software programs, regardless of form, format or media and whether communicated or obtained through meetings, documents, correspondence or inspection of a tangible item.

(6)	“Contractor Background” shall mean Background owned by, licensed to, or otherwise in the control of the Contractor at the Effective Date which is used in performing any of the Work or the UT Handset Development Work and which is required for the design, development, manufacture, use or maintenance of any product or item delivered under this Contract or the UT Handset Development Contract.

(7)	“Contractor Improvement” shall mean any improvement, enhancement or modification to any of the Foreground or to a Patentable Invention made by the Contractor or by any Sub-Contractor.

(8)	“Contract Change Notice” shall mean a notice in the form set out in Annex H, Contract Change Notice Format, particularising the effect(s) of any change(s) requested to the Work by either Party subsequent to the Effective Date of Contract under a Change Request, including any effect(s) on the technical requirements, Price, performance schedule, or other terms of this Contract and, where appropriate, shall suggest such revised language of the Contract as is considered necessary to ensure a workable integration with the existing terms;

(9)	“Contract” shall mean this agreement, including all of the Annexes, schedules, exhibits and other documents attached to this Contract or incorporated by reference into this Contract.

(10)	“Core Module Reference Design” shall mean the complete set of specifications for the commercial manufacture of the UT Core Module as more particularly defined in the Statement of Work for the UT Handset Development Contract.

(11)	“Deliverable” shall mean those items to be delivered as detailed in Annex A, Statement of Work, including, without limitation, the UT Prototype (incorporating the UT Core Module)

(12)	“Effective Date of Contract” or “EDC” shall mean the date this Contract is made as set out in the Preamble.

(13)	“Enjoinment” shall mean any legal restraint or prohibition, whether by court order, under a negotiated settlement or otherwise, and “enjoined” shall be understood accordingly.

(14)	“Designee” shall mean a natural person or other entity, which is designated by Inmarsat at its absolute discretion.

(15)	“Essential Intellectual Property Rights” shall mean third party (but not including any Sub-Contractor or licensor of Intellectual Property Rights hereunder including those persons listed in Annex I) Intellectual Property Rights (including without limitation, rights to standards) relating to GSM functionality, the infringement of which cannot be avoided by any software implementation which complies with the GSM standards.

(16)	“Final Acceptance” shall mean the acceptance of the Work by Inmarsat in accordance with Article 5: Final Acceptance.

(17)	“Force Majeure” refers to events extrinsic to this Contract that are beyond the reasonable control of, and not attributable to negligence or other fault of, the Party relying on such events to excuse its failure to perform. The term does not include strikes or other events caused by labour disputes of the Party’s Personnel, unless such strikes or other events are part of national or regional disputes.

(18)	“Foreground” shall mean any Know-how, Patentable Invention or Intellectual Property Rights generated in performing (a) any Work under this Contract or (b) any UT Handset Development Work, including, without limitation any technical information, as may be specifically identified as Foreground in any report agreed upon by both Parties.

(19)	“Indemnitee(s)” shall mean a Party indemnified under specific provisions of this Contract, its Associated Companies, successors and assigns and any officer, employee or consultant (provided that such consultant performs substantially full-time services at the Party’s direction) of any such entity or entities.

(20)	“Inmarsat Background” shall mean any Background owned by or otherwise in the possession of Inmarsat at the Effective Date, which is disclosed to the Contractor for its use in performing any Work and/or provided to the Contractor as part of the Statement of Work or any Annex.

(21)	“Inmarsat Purposes” shall mean the purposes of design, development, manufacture, reconstruction, modification, establishment, marketing, sale, operation or maintenance of the SPS Product Suite and equipment, components or software capable of use, either directly or indirectly, with the SPS Product Suite in connection with satellites and all other centralised infrastructure owned, leased or operated by or on behalf of Inmarsat (or its Associated Companies).

(22)	“Intellectual Property Rights” shall mean all proprietary rights in Confidential Information, ideas, Inventions, patents and applications therefor, trademarks, unregistered designs, registered design rights and applications therefore, copyright, topography rights, all such proprietary rights in identifiable Know-how, experience, data, software (including source code), computer programs and all other technical, commercial or financial information, whether in human or machine readable form and whether stored electronically or otherwise.

(23)	“Invention” shall mean any invention, discovery, improvement or innovation of more than a trivial or obvious nature, whether or not patentable, which is used to design, manufacture or use any item, carry out any process of manufacture, or perform (a) any Work under this Contract or (b) UT Handset Development Work under the UT Handset Development Contract.

(24)	“Know-how” shall mean technical information, data, Inventions or experience, whether patentable or not, including, but not limited to, all designs, manufacturing techniques, operating instructions, product specifications, drawings, blue prints and any other technical, commercial or financial information relating to research, design, development, manufacture, assembly, use or sale of (a) the Work or any Deliverable by the Contractor under this Contract, or (b) the UT Handset Development Work or any deliverable under the UT Handset Development Contract.

(25)	“LIBOR” shall mean the US Dollar London Inter-Bank Offer Rate fixed by the British Bankers Association (BBA) in three (3) monthly intervals.

(26)	“Part B Core Module Development Contract” shall mean the contract of even date herewith between Inmarsat and Contractor for a firm fixed price of $**** to design the UT Core Module and the UT Prototype.

(27)	“Party” or “Parties” shall mean the two entities having singed this Contract and being defined as Contractor and Inmarsat, singularly or collectively as the case may be.

(28)	“Patentable Invention” shall mean any invention made in the course of performing (a) the Work under this Contract , or (b) the UT Handset Development Work and specifically directed toward Inmarsat Purposes, whether by the Contractor or by a Sub-Contractor, which results in the filing of a patent, or which has the requisite elements necessary to protect same as a registered patent (whether or not there is an intention by either Party to file for patent protection of such invention) in any jurisdiction throughout the world.

(29)	“Personnel” shall mean those staff supplied by Contractor to perform the Work, whether employees, agents, Sub-Contractors, individual contractors or consultants.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

(30)	“Persons” shall mean natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts and, in each case, whether or not having a separate legal personality.

(31)	“Price” shall mean the total amount payable to the Contractor for the Work as set out in Article 4: Price as may be varied from time to time in accordance with the provisions of this Contract.

(32)	“Satellite Phone Services” shall mean Inmarsat’s fixed and mobile, land, maritime and aero satellite phone services.

(33)	“SPS Product Suite” shall mean (i) the UT Handset, (ii) the UT Core Module and (iii) any other product which incorporates the UT Core Module.

(34)	“Statement of Work” shall mean the document attached to this Contract as Annex A, Statement of Work outlining the Work.

(35)	“Sub-Contract” shall mean an agreement or contract between the Contractor and a third party involving the performance of the Work or the UT Handset Development Work.

(36)	“Sub-Contractor” shall mean a third party who enters into a Sub-Contract with the Contractor.

(37)	“Sub-Contractor Background” shall mean any Background owned by or licensed to a Sub-Contractor at the Effective Date.

(38)	“Term” shall mean the term of this Contract, being the period from the Effective Date until the date of Final Acceptance, or the performance of the last obligations under the Contract (whichever is later).

(39)	“Third Party Developer” shall mean any third party developer engaged by Inmarsat to (i) modify the UT Core Module and/or (ii) develop the next-generation UT Handset.

(40)	“UT Core Module” shall mean the hardware module and supporting physical layer and protocol software of a GMR 2+ user terminal, including, without limitation, the UT Handset, as more particularly described in the Statement of Work.

(41)	“UT Handset” shall mean the first generation user terminal handset to be sold to subscribers of Inmarsat’s global Satellite Phone Services and manufactured in accordance with the UT Handset and Core Module Reference Designs.

(42)	“UT Handset Handset Development Contact” shall mean the contract of even date herewith between Inmarsat and the Contractor for the design and development of the UT Handset.

(43)	“UT Handset Development Work” shall mean all work carried out by the Contractor or any of its Sub-Contractors under the UT Handset Development Contract.

(44)	“UT Handset Reference Design” shall mean the complete set of specifications for the commercial manufacture of the UT Handset to be developed under the UT Handset Development Contract.

(45)	“UT Prototype” shall mean the hardware module with representative physical layer and protocol behaviour of a GMR-2+ user terminal based on the UT Core Module as more particularly described in the Statement of Work.

(46)	“Value-Added Manufacturer” shall mean any third party manufacturer or developer engaged by Inmarsat to (i) manufacture the UT Handset and/or (ii) incorporate the UT Core Module (in an unmodified form) into products and services other than the UT Handset for Inmarsat Purposes.

(47)	“Warranty Period” shall mean the time period specified in Article 9: Warranty.

(48)	“Work” shall mean the work to be carried out by the Contractor under this Contract as defined in Article 1: Scope of Work and shall include, without limitation the delivery of all Deliverables whether items, documents or data which are deliverable pursuant to any provision of this Contract, the conduct of tests and design and progress reviews in accordance with the requirements of this Contract and the provision of all required services.

Interpretations:

Unless the context otherwise requires:

1.	the headings in this Contract are for ease of reference only and shall not affect its construction;

2.	references to the singular shall include the plural and vice versa;

3.	“use” shall include without limitation, any use, adaptation, modification, development, reconstruction, manufacture or maintenance for Inmarsat Purposes;

4.	unless otherwise stated, a reference to an Article, Paragraph or to an Annex is a reference to an article or paragraph of this Contract, or to an annex to this Contract;

5.	any reference to a “Party” or “Parties” shall similarly be a reference only to a Party or Parties to this Contract; and

6.	references to dollars and dollar amounts shall mean in all cases United States dollars.

Article 1:    Scope of Contract and Work

The Work shall be as set out in Annex A, Statement of Work and the Contractor shall provide the Work in accordance with the terms and conditions of this Contract and all Annexes.

Article 2:    Delivery by Contractor

A.	The Deliverables to be delivered by the Contractor pursuant to this Contract are as described in Annex A, Statement of Work.

B.	Unless otherwise notified by Inmarsat, the delivery location shall be 99 City Road, London EC1Y 1AX, United Kingdom and all Deliverables shall be delivered in accordance with Article 3: Performance Schedule.

Article 3:    Performance Schedule

The Work shall be performed in accordance with the schedule detailed in Annex A, Statement of Work, and shall be completed within the time frame(s) specified therein.

Article 4:    Price

The total firm fixed price (Price) payable by Inmarsat hereunder shall be the price set forth in Annex C, Price & Payment Plan. This amount shall be paid in accordance with Article 7: Payment Terms. The Price shall not be changed except as agreed in writing by the Responsible Officers in accordance with Article 30:, Responsible Officers and Article 25: Changes.

Article 5:    Final Acceptance

A.	All Deliverables specified in Paragraph A of Article 2: Delivery by Contractor, and the Contractor’s entitlement to the Price specified in Article 4: Price, shall be subject to Final Acceptance of such items by Inmarsat in accordance with this Article 5, Final Acceptance.

B.	Inmarsat shall perform the acceptance tests specified in Annex A, Statement of Work, promptly upon receipt of each Deliverable from Contractor. Final Acceptance shall be acknowledged by Inmarsat when applicable in accordance with the requirements specified in Annex A, Statement of Work. Inmarsat shall notify the Contractor that Final Acceptance of the Work and Deliverables has either occurred or failed within thirty (30) days after delivery by Contractor to Inmarsat of the final Deliverable under this Contract.

C.	If Inmarsat gives notice to the Contractor that any part of the Work has failed acceptance testing, Paragraph B of Article 9: Warranty, or in the case of any such failure that constitutes a default within the terms of Article 19: Termination, shall apply. Payment of progress payments shall not be construed as acceptance of any part of the Work.

Article 6:    Taxes and Duties

A.	The Price is exclusive of UK VAT due on delivery of the Work, and customs duties, non UK VAT and sales taxes as applicable, which will be included and itemized in the invoice at the local rates applicable. If applicable UK VAT shall also be included in the invoice at the appropriate percentage rate expressed in the amount of the subject invoice.

B.	Inmarsat shall be responsible for all taxes, duties and similar liabilities, which may become due by reason of the supply of any Inmarsat equipment or other Inmarsat property to the Contractor. The Contractor shall provide all reasonable assistance to Inmarsat in connection with the import of the Inmarsat equipment (as required), to ensure that the duration of customs clearance for any Inmarsat equipment will not exceed seven (7) working days from arrival of such equipment at the port of entry.

Article 7:    Payment Terms

A.	The Price shall be paid by Inmarsat in accordance the Payment Plan specified in Annex C, Price & Payment Plan.

B.

With respect to each amount specified in Annex C, Price & Payment Plan, the Contractor shall submit an invoice to Inmarsat when the corresponding milestone event has been completed. Each invoice shall contain, or be accompanied by, written confirmation from the Contractor that the relevant milestone event has been completed. The invoice shall further include, as a minimum, the Contract number—07-4443, the reference number as specified on the purchase order, the Responsible Officer for technical matters in accordance with Article 31: Communications and the Responsible Officer in accordance with Article 30: Responsible Officers and shall be sent directly to Inmarsat’s Accounts Payable Department. The invoice shall further be in accordance with the requirements of Article 6: Taxes and Duties.

C.	Inmarsat shall pay each amount within thirty (30) days after Inmarsat receives the correctly presented invoice and certification that the relevant milestone event has been completed as further specified in Annex C—Price & Payment Plan, provided that Inmarsat has not, within fifteen (15) days after receipt of the applicable invoice, objected in good faith and in writing to the Contractor’s claim that the applicable milestone event has been completed.

D.	All invoices shall be submitted in the original. Any value added tax, or other sales taxes and duties, shall be itemized on the invoice, in accordance with Article 6: Taxes and Duties.

E.	With respect to each amount that becomes due from the Contractor to Inmarsat, for example where the Contractor pays damages to Inmarsat under Article 19: Termination, or where the Contractor pays for additional costs under Article 9: Warranty, such payments will be treated as a reduction in the Price as described in Article 4: Price and Annex C, Price & Payment Plan, for which the Contractor shall issue a credit note. The credit note shall separately identify any credit for taxes and duties (including VAT). Inmarsat shall be entitled to:

(1)	Reduce the next payment milestone(s) accordingly, or

(2)	Should the value of the remaining milestones be insufficient to cover the total amount, then for the balance of such payments due to Inmarsat, Inmarsat shall submit an invoice or invoices to the Contractor at dates to be decided by Inmarsat. The Contractor shall pay such invoice(s) within thirty (30) days from receipt of invoice.

F.	Without prejudice to Inmarsat’s rights of termination under this Contract, in the case of late payment of any amount payable by either Party under this Contract, the exclusive remedy for the other Party shall be action to compel payment with interest on the amount outstanding at a rate of the current three (3) month US Dollar London Inter-Bank Offer Rate (LIBOR) per annum calculated based on each day of delay. Such interest charge shall be computed commencing on the first day following the payment due date until payment is received.

Article 8:    Contractor Deliverables, Title and Assumption of Risk

A.	Title to all tangible Deliverables specified in Paragraph A of Article 2: Delivery by Contractor, shall pass to Inmarsat upon acceptance by Inmarsat pursuant to Article 5: Final Acceptance.

B.	The Deliverables are offered Ex Works the Contractor’s premises. However the Contractor shall arrange for transport and insurance together with other custom duties and itemize on the invoice.

Article 9:    Warranty

A.    General Warranties:

(1)	The Contractor warrants to Inmarsat that it has and will deliver good title to all tangible Deliverables and that all such tangible Deliverables will be delivered]free from any claim, lien, pledge, mortgage, security interest, or other encumbrances.

(2)	Notwithstanding any prior inspection or acceptance by Inmarsat, the Contractor warrants that:

(a)	All Deliverables specified in Paragraph A of Article 2: Delivery by Contractor, shall be new and free from any defects in materials and workmanship;

(b)	All services shall be performed in a skilful and workmanlike manner by suitably qualified personnel and consistent with the best practices of the industry; and

(c)	Deliverable items, including hardware, software, services and documentation shall conform in all material respects to the applicable specifications and requirements set forth in the UT Handset Reference Design, the Core Module Reference Design, the UT Handset Specification and the Statement of Work.

(3)	Without prejudice to the generality of the foregoing, the Contractor warrants that:

(a)	the UT Prototype incorporating the UT Core Module(s) shall be of satisfactory quality and conform to, and perform in accordance with the UT Handset Specification in Annex B;

(b)	It has, and will continue to have, all necessary rights in and to the Intellectual Property Rights and materials made available by the Contractor or Sub-Contractor and which are used to perform the Contractor’s obligations under this Contract;

(c)	To the best of the Contractor’s knowledge, the Deliverables and the license rights to be granted under Article 11 of this Contract do not and are not likely to infringe any Intellectual Property Rights, other than Essential Intellectual Property Rights; and

(d)	Any software developed under this Contract and to be licensed pursuant to Article 11 of the UT Development Contract will be free of material defects and errors, and perform in all material respects in accordance with the applicable specifications and requirements set forth in the UT Handset Reference Design, the Core Module Reference Design the UT Handset Specification and the Statement of Work.

(4)	With respect to each Deliverable (whether tangible or intangible), these warranties shall run for a period of eighteen months from the date of Final Acceptance by Inmarsat pursuant to Article 5: Final Acceptance. With respect to any failure of a Deliverable to conform with applicable specifications and requirements as provided in this Article 9, Warranties, that constitutes a latent defect not immediately discoverable upon acceptance testing, but which is subsequently discovered and notified by Inmarsat during the Warranty Period, the Warranty Period in respect of such latent defect, shall recommence from the date of discovery.

(5)	The rights and remedies of Inmarsat provided in this Article shall be in addition to, and without prejudice to, or forfeiture of, any other rights and remedies Inmarsat may have under this Contract, or at law or in equity.

B.    Remedies in Respect of Non-Conforming Work:

(1)	Without prejudice to its termination rights under Article 19 A, in the event of any breach of the warranties in respect of Work set forth in this Article 9, Warranties, whether such breach affects equipment, services, software, reports or other Work (“Non-conforming Work”), Inmarsat shall notify the Contractor that the Work is Non-conforming Work. Such notice may be given after delivery, in accordance with Paragraph B of Article 5: Final Acceptance, or prior to delivery, at any time during the performance of this Contract. In either case, the notice shall identify those particulars in which the Work fails to conform. In such event:

(a)	the Contractor shall have an opportunity to correct or replace the Non-conforming Work at the Contractor’s expense within a reasonable period. The decision whether the Non-conforming Work is to be corrected or replaced shall be in the Contractor’s sole discretion, but prior to making that determination to either correct or replace the Non-conforming Work, the Contractor shall first fully consult and confer with Inmarsat with the objective of obtaining a mutual consensus. If, having elected to correct or replace the Non-conforming Work, the Contractor fails to do so within a reasonable period, Inmarsat may commission a third party to correct or replace the Non-conforming Work and the Contractor shall reimburse Inmarsat for all costs reasonably incurred by Inmarsat in doing so; and

(b)	should the Contractor fail to correct or replace the Non-conforming Work in accordance with Article 9 B (1) (a), it shall reimburse all amounts previously paid by Inmarsat for such Non-conforming Work.

(2)	Any corrections or replacements made pursuant to this Article shall be subject to Article 8: Contractor Deliverables, Title and Assumption of Risk. With respect to any component that is corrected or replaced, the Warranty Period specified in this Article shall be suspended from the date of notification of the defect by Inmarsat and shall recommence upon the date of completion of the correction or replacement for the un-expired portion of the Warranty Period. Where such correction or replacement renders other Work Non-conforming Work, the Warranty Period shall be similarly extended for such Non-conforming Work.

C.    THE WARRANTIES SET FORTH IN THIS ARTICLE 9 ARE THE EXCLUSIVE WARRANTIES MADE BY THE CONTRACTOR WITH RESPECT TO THE WORK AND SERVICES UNDER THIS CONTRACT. THERE ARE NO OTHER WARRANTIES WITH RESPECT THERETO, EITHER EXPRESS OR IMPLIED, INCLUDING (WITHOUT LIMITATION) THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

Article 10:    Access to Work in Progress and Data

A.	As used in this Article, the term “Sub-Contractors” refers to those Sub-Contractors within the scope of Article 27: Key Sub-Contractors. To the extent necessary to implement this Contract, the Contractor shall pass the provisions of this Contract through into all such Sub-Contracts.

B.	The Contractor shall provide for design and progress review meetings with Inmarsat, and submit reports and documentation, in accordance with Annex A, Statement of Work.

C.	Inmarsat shall have the right, at all reasonable times during the performance of this Contract, to monitor the Work in progress at the sites of the Contractor and its Sub-Contractors, subject to the Contractor’s standard operating and security procedures.

D.	All documentation and data relating to the performance of this Contract shall, upon Inmarsat’s request and at Inmarsat’s election, be made available for inspection and copying at the sites of the Contractor and its Sub-Contractors, or copies shall be delivered to Inmarsat. This obligation shall apply during the period of performance of the Contract, including, but not limited to, the Warranty Period defined in Article 9: Warranty. With respect to any such documentation and data that is not deliverable pursuant to Paragraph A of Article 2: Delivery by Contractor, Inmarsat shall reimburse the reasonable costs of copying or delivery. Thereafter, to the extent that such documentation and data is of a type normally retained by the Contractor and its Sub-Contractors, it shall continue to be available for such purposes for a period of two (2) years from the date of expiry or earlier termination of this Contract.

E.	Subject to reasonable arrangements commensurate with those provided in this Contract to ensure the confidential treatment of proprietary information, the same rights of access granted to Inmarsat in this Article shall be granted to any technical consultants working for Inmarsat in connection with this Contract or any projects related to the Work to be performed under this Contract.

Article 11:    Licensing of Intellectual Property Rights

A.    Grant of licence to Inmarsat, the CEM, Value-Added Manufacturers and Third Party Developers

The Parties acknowledge and agree that all Foreground, Contractor Background, Sub-Contractor Background, Inventions and Contractor Improvements which are created or otherwise utilised by the Contractor in performing the Work under this Contract shall be licensed to Inmarsat, the CEM, Value-Added Contractors and Third Party Developers (as applicable) on and subject to the terms of Article 11 of the UT Development Contract. The Contractor further agrees and undertakes to Inmarsat that is shall from time to time on being required to do so by Inmarsat, promptly and at its own expense do or procure the doing of all such acts and execute all such documentation as Inmarsat may reasonably consider necessary for giving full effect to, and securing to the licensees the full benefit of rights conferred on them in the UT Development Contract.

B.    Sub-Contracts.

(1)	Contractor shall not sub-contract any of its obligations under this Contract without Inmarsat’s prior written consent, which Inmarsat shall not unreasonably withhold or delay. In order to help Inmarsat reach a decision on a proposed Sub-Contractor, Contractor shall provide all such information as Inmarsat may reasonably require about the proposed Sub-Contractor and the impact of such Sub-Contract on this Contract

(2)	Where the Contractor makes use of a Sub-Contractor in order to perform the Work (or any part thereof) the Contractor shall, unless contrary to law or unless Article 11.B (3) applies, ensure that provisions are included in the relevant sub-contracting agreement to the effect that:

(a)	all Foreground shall vest with the Contractor; or

(b)	where, for whatever reason, Foreground created by a Sub-Contractor will not vest in the Contractor from the outset, the Sub-Contractor shall undertake to take all necessary steps including, but not limited to, the execution of assignments, assurances or other documents, in order to effect a valid assignment of that Foreground to the Contractor.

(3)	Where the Contractor makes use of a Sub-Contractor in order to perform the Work (or any part thereof) and where, for whatever reason, both (a) and (b) in Article 11.B (2) are unlawful or unattainable, the Contractor shall ensure that provisions are included in the relevant Sub-Contract which compulsorily require the Sub-Contractor to grant to the CEM, Value-Added Manufacturers or Third Party Developers an irrevocable, non-exclusive, worldwide right and licence to use all requisite Sub-Contractor Background and Foreground for the purposes specified in Article 11 D (1) and Article 11 F of the UT Development Contract. Any such licence shall be subject to the royalties specified in Annex I of the UT Development Contract, but no other fees or royalties shall be payable thereon.

Article 12:    Patents for Patentable Inventions

A.    Secrecy of Patentable Inventions

(1)

The Contractor shall take all necessary steps to preserve the secrecy of all Patentable Inventions and shall use its best endeavours not to publish, put into commercial use, offer for sale or otherwise perform acts which would or reasonably could adversely affect the patentability of any Patentable Invention in any country before an application is filed pursuant to Article 12.B below.

(2)	If any publication, commercial use, offer for sale or other act is made in error, the Contractor shall immediately notify Inmarsat of all relevant details and circumstances and shall take all available steps to minimise any reasonably foreseeable adverse effects.

B.    Filing of Patent Application

(1)	The Contractor shall have the right to file, at its own expense, patent applications in respect of Patentable Inventions throughout the world.

(2)	The Contractor shall give prompt written notice to Inmarsat of:

(a)	each patent application filed;

(b)	each patent granted; and

(c)	those countries in which it intends to file and, where relevant, those countries in which it intends to refrain from filing, an application for patent registration.

(3)	Upon notice of foreign filings from the Contactor pursuant to Article 12.B (2)(c) above, Inmarsat shall identify any additional countries in which it would like a patent application to be filed and, within sixty (60) days of receiving Inmarsat’s request, the Contractor shall advise Inmarsat whether it intends to file a patent application in the country or countries specified.

(4)	For each country in respect of which the Contractor gives notice to Inmarsat that it does not intend to file an application for patent protection of a Patentable Invention, the Contractor shall, where lawful and at the written request of Inmarsat, apply for patent protection in each such country at Inmarsat’s expense and promptly transfer and assign to Inmarsat all rights in such patent applications.

(5)	Should the Contractor elect to abandon, assign or otherwise alienate a patent or an application therefor in respect of a Patentable Invention in any country and at any time, whether during the Term or otherwise, the Contractor shall notify Inmarsat of same in writing prior to any such action being taken and shall offer to assign absolutely all and any rights in and title to such patent(s) or application(s) therefor to Inmarsat. Where in order to keep any patent(s) or application(s) therefor registered or alive for a period of sixty (60) days from the date of notification as aforementioned, action or fees are required or payable, the Contractor shall take all such requisite action and/or pay all such fees, unless Inmarsat has advised the Contractor that it does not intend to exercise its rights to have those patent(s) or application(s) therefor assigned to it.

(6)	All the costs of filing and prosecuting any application and maintaining any patent obtained pursuant to an application in respect of a Patentable Invention shall be borne by the Contractor, save that Inmarsat shall bear all such costs in respect of any patent application filed or patent obtained by Inmarsat pursuant to Article 12.B (4) and any application or patent assigned to Inmarsat pursuant to Article 12.B (5).

(7)	In addition to the obligations set forth in this Article 12.B, the Contractor shall furnish Inmarsat a copy of each application (including but not limited to the full patent specification) with respect to Patentable Inventions within twenty-eight (28) days of filing such application and, at Inmarsat’s request, shall keep Inmarsat advised of the progress of each application or of those applications as Inmarsat may specify from time to time.

C.    Examination of Records Relating to Patentable Inventions

(1)	At any time between the Effective Date, the expiry of the sixty-sixth month period after final payment is made under Article 7: Payment Terms, or (if earlier) the date this Contract terminates, the Contractor shall:

(a)	permit Inmarsat, upon reasonable prior notice and subject to the Contractor’s standard operating and security procedures, to examine any books, records, documents and other data and materials in the possession or control of the Contractor that Inmarsat shall reasonably deem likely to be directly pertinent to the discovery or identification of a Patentable Invention or to the compliance by the Contractor with its obligations under Article 11:Inmarsat’s Rights in Technical Data and Inventions and/or Article 12: Patents for Patentable Inventions of this Contract; and

(b)	at the written request of Inmarsat, promptly execute and supply Inmarsat with an irrevocable power of attorney to inspect and make copies of each patent application in relation to any Patentable Invention filed by or on behalf of the Contractor.

For the avoidance of doubt, the Contractor hereby acknowledges and agrees that the rights accruing to Inmarsat under this Article 12.C shall be in addition and without prejudice to any other rights that Inmarsat may have in relation to unreported Patentable Inventions.

Article 13:    Intellectual Property Right Indemnity

A.	This Article 13 shall apply to all third-party claims that the Intellectual Property Rights of a third party is infringed by:

(1)	the use of any Deliverable item under this Contract; or

(2)	the exercise of any license rights in any Foreground granted under this Contract; or

(3)	the exercise of any license rights in Contractor Background or Sub-Contractor Background granted under the terms of Article 11 of the UT Development Contract.

except to the extent that any of the foregoing includes or constitutes the use or exercise of Essential Intellectual Property Rights, which shall be the responsibility of Inmarsat.

B.	The Contractor undertakes to defend, at its sole expense, any and all claims within the scope of Article 13.A above and to indemnify and keep indemnified any and all Inmarsat Indemnitees against any and all losses, damages, liabilities, costs, penalties, fines and expenses (including, without limitation, legal expenses) resulting from such claims, provided always that the Indemnitee gives to the Contractor prompt notice of such claim, all necessary authority to defend or settle the claim on its behalf and, at the request and sole cost of the Contractor, reasonable cooperation and assistance and such relevant information as is available to it.

C.	If, as a result of any claim to which this Article 13 applies, the use of any Deliverable or the exercise of any license rights granted by the Contractor under this Contract is Enjoined, or the sale, lease or use of any Deliverable under this Contract is Enjoined after delivery, the Contractor agrees to do the following in the order stated:

(1)	to use its reasonable best endeavours to negotiate a licence or other agreement with the claimant to resolve the relevant dispute or rectify the negative or undesirable consequences of the Enjoinment upon Inmarsat or any Designee; and

(2)	where applicable, to modify the Deliverable or substitute a suitable item so that the modified or substituted item is not subject to the Enjoinment.

D.	The Contractor acknowledges and agrees that:

(1)	where neither of the alternatives particularised in Article 13.C above are suitably accomplished by the Contractor, the Contractor shall indemnify and keep indemnified Inmarsat Indemnitees from any losses, damages, liabilities, costs, penalties, fines and expenses (including without limitation, legal expenses) suffered or incurred as the result (whether direct or indirect) of the relevant Enjoinment; and

(2)	the provisions of this Article 13.D shall apply to any Deliverable modified or substituted pursuant to Article 13. C. (2)

E.	The rights and remedies specified in this Article 13 shall be the exclusive remedies of Inmarsat with respect to third-party intellectual property infringement claims.

Article 14:    Loss and Damage Indemnity; Limitations of Liability

A.	This Article shall apply with respect to any third party (including Inmarsat employees and consultants performing substantially full-time services at Inmarsat’s direction) claims of loss of or damage to tangible personal property, or personal injury or death, caused by any negligent act or omission, or willful misconduct, of a Party or any of its Personnel in the performance of the Work or otherwise in connection with this Contract.

B.	Each of the Parties shall defend, hold harmless and indemnify all and any of the other Party’s Indemnitees against all losses, all direct damages, liabilities, costs, penalties, fines, and expenses suffered by an Indemnitee as a result of claims within the scope of section A above of this Article 14.

C.

The obligations shall be contingent upon the Indemnitee giving the indemnifying Party prompt notice of such claims, appropriate authority to defend the claims on their behalf, and, at the request of the indemnifying Party, reasonable cooperation and assistance and such relevant information as is available to them.

D.	Neither Party shall be liable to the other or to any third party for any indirect, special, or consequential damages arising out of this Contract, even if such Party has been advised in advance of the possibility of such damages;.

E.	Save in respect of liability for death and personal injury resulting from negligence (which shall be unlimited) and liability arising under Article 13, Intellectual Property Right Indemnity, which shall be limited to an amount equal to the Price, each Party’s liability for to the other whether in tort, contract, misrepresentation or otherwise shall be limited to the amounts paid or payable to the Contractor at that time under this Contract.

Article 15:    Inmarsat Property and Facilities

A.	With respect to all equipment, facility or other property provided to the Contractor by Inmarsat, or any of Inmarsat’s other contractors, pursuant to Annex A, Statement of Work, the following terms and conditions shall apply:

(1)	The Contractor shall exercise due care to ensure that such equipment, property or facility is suitable for the purpose intended in connection with the performance of the Work under this Contract. If the Contractor is not so satisfied, the Contractor shall give Inmarsat written notice to that effect as soon as possible. In the case of deficiencies that should be reasonably discoverable upon receipt and examination, such notice must be given within fifteen (15) days after receiving the relevant equipment, property or facility, otherwise the equipment, property or facility shall be deemed suitable for its intended purposes.

(2)	The Contractor shall ensure that such property, equipment or facility is used solely in the performance of this Contract.

(3)	Title to all property and equipment and each facility provided by Inmarsat shall at all times remain with Inmarsat, and the Contractor shall ensure that no claim, lien, pledge, mortgage, security interest, or other encumbrance attaches to such property, equipment or facility as a result of any act or omission of the Contractor or any of its Sub-Contractors.

(4)	The Contractor shall return such property, equipment to Inmarsat or cease use of any facility on request by Inmarsat or when it is no longer required in connection with the performance of any Work under this Contract, or in the event of termination of this Contract (whichever is sooner). The costs associated with returning the property, equipment or ceasing use of the facility shall be borne by the Contractor.

(5)	The Contractor shall bear the risk of loss of or damage to such equipment or property from the time that it arrives on the premises of the Contractor or any of its Sub-Contractors and for so long as it remains in their custody or from the time of use in case of a facility. When the property is returned to Inmarsat pursuant to Paragraph A (4) of this Article, the risk of loss or damage while in transit shall be borne by the Contractor.

(6)	Responsibility for any taxes or duties associated with the delivery, use, or return of such property, equipment or facility shall be in accordance with Article 6: Taxes and Duties.

Article 16:    Documents Supplied by Inmarsat

A.	This Article shall apply to any and all documents that Inmarsat is required to provide to the Contractor pursuant to this Contract. Inmarsat does not warrant that the information it may provide under this Contract shall be accurate and any implied warranties in relation to the accuracy of such information disclosed, including, but not limited to, the implied warranties of fitness for a particular purpose, are hereby disclaimed.

B.	The Contractor shall exercise due care to ensure that such documents are sufficient for the performance of this Contract, and that they contain no manifest errors or anomalies. This Article shall not apply to any errors or omissions in the documents that would not be reasonably discoverable by the Contractor exercising due care. However, if such errors or omissions are discovered, then the Contractor shall notify Inmarsat without delay.

C.

With respect to documents supplied to the Contractor by Inmarsat, the Contractor shall be presumed to be satisfied that they are sufficient, that they contain no manifest errors or anomalies, and that they are timely, unless the Contractor gives Inmarsat written notice that it is not so satisfied within fifteen (15) days after the

Contractor receives such documents. On a case-by-case basis, the Contractor may request a longer period to examine the documents, but such request must be made within the said fifteen (15) day period, and Inmarsat shall not be required to grant such an extension.

D.	In addition to the obligations in Paragraphs B and C above, if the Contractor concludes, at any time during the performance of this Contract, that there are inaccuracies or inconsistencies in any documentation supplied by Inmarsat or that it is not complete or sufficient to enable the Contractor to perform the Work, the Contractor shall immediately refer the matter to Inmarsat for resolution, or the definition of a work-around, before proceeding with any Work affected by such deficiencies.

E.	For the avoidance of doubt, if Inmarsat does not receive timely notice that the Contractor is not satisfied with any of the documents supplied by Inmarsat pursuant to this Contract, or if the Contractor proceeds with any Work in contravention of this Article, the Contractor shall be neither relieved of its obligation to perform the Work as intended, nor entitled to any related increase in Price or extension of the delivery schedule.

Article 17:    Confidentiality

A.	In consideration of each of the Parties disclosing that of their Confidential Information to the other, which is required for the performance of the Contract, each Party hereby undertakes to:

(1)	use the other Party’s Confidential Information exclusively for the purpose of this Contract and in accordance with the terms and conditions of this Contract; and

(2)	maintain confidential all of the other Party’s Confidential Information that it may acquire in any manner for a period of five (5) years from either the Effective Date or the date of disclosure, whichever is the later, by exercising the same standard of care to prevent unauthorized access and disclosure as it exercises with respect to its own confidential information of similar sensitivity, but in any event not less than a reasonable degree of care.

B.	The Parties acknowledge and agree that:

(1)	Inmarsat will disclose only Confidential Information which it considers, in its absolute discretion, to be required to be disclosed in order to enable the Contractor to fulfill its obligations under this Contract;

(2)	the Contractor shall disclose all Confidential Information relevant to the fulfillment of its obligations under this Contract and the timely and efficient completion of the Work;

(3)	in order that the Parties may identify exactly which information disclosed during the term of this Contract shall be treated under this Contract as Confidential Information, the Parties shall give notice to each other that the relevant information is confidential at the time of disclosure, and the Parties acknowledge and agree that all such notices of confidentiality may be either written or verbal;

(4)	nothing in this Contract shall be construed as a waiver by either Party of its proprietary rights in any of the Confidential Information it discloses hereunder;

(5)	nothing in this Contract shall be construed as a grant by either Party of any form of licence to use any of the Confidential Information it discloses hereunder other than for the purpose of this Contract, or to deal in any way with any of the intellectual property rights therein, except as expressly provided in this Contract; and

(6)	notwithstanding the above, even if information belonging to the Contractor is identified as Confidential Information, disclosure to Designees shall be permitted, subject to the same restrictions referred to in this Article 17 and provided that Inmarsat shall notify Contractor of the disclosure.

C.	The obligations of the Parties with respect to protection of Confidential Information under this Article 17 shall not be breached by the exercise of express license rights granted under this Contract.

D.	The restrictions on disclosure of Confidential Information contained in this Article shall not apply to Confidential Information which:

(1)	is or becomes public knowledge without breach of this Contract;

(2)	is already known to the receiving Party at the time of its disclosure by the disclosing Party and was not otherwise acquired by the receiving Party from the disclosing Party under any obligations of confidence;

(3)	is independently developed by the Contractor or Inmarsat, which fact can be shown by competent evidence;

(4)	Inmarsat or the Contractor is compelled by legal process or government regulation or by a regulatory body or order to disclose, provided that the disclosing Party is given prompt notice of any proposed release of information under this sub-clause and that, where legally permitted and practicable, the disclosing Party is given ample opportunity to engage in legal action to resist and/or restrict any such disclosure;

(5)	Inmarsat, or an Associated Company, shall be required to disclose by a listing authority in connection with a stock exchange listing, or as a result of any debt financing process, or other securities filings as may be required in the UK, US or elsewhere; or

(6)	a Party discloses on a confidential basis under a non-disclosure agreement containing terms no less restrictive than those contained in this Article 17 in furtherance of any proposed sale of its or, if part of a wider group of companies, its direct or indirect parent companies’, assets or shares, or similar process.

E.	In order to secure the confidentiality attaching to the Confidential Information, each Party shall:

(1)	designate in writing one person within its organisation as the principal point for transmitting and/or receiving and for controlling the use of and access to the other Party’s Confidential Information. For Inmarsat this person shall be the Responsible Inmarsat Officer for technical matters in accordance with Article 31: Communications;

(2)	ensure that access to the other Party’s Confidential Information is allowed exclusively by those of its directors, employees, agents and/or contractors who:

(a)	have a reasonable need to see and use it in order to carry out their obligations in connection with this Contract;

(b)	are under a written agreement as part of their employment or contract for work to preserve as confidential any information and knowledge which is entrusted to their employer or, in the case of a contractor, their client; and

(c)	have been notified of, and have agreed to abide by, the specific obligations imposed by this Contract;

(3)	keep separate all of the other Party’s Confidential Information and all information generated by it based thereon from all of its other documents and records;

Article 18:    Public Release of Information

The Contractor (including all Personnel) shall obtain prior written approval from Inmarsat before publishing or otherwise making available to the public news releases, articles, brochures, advertisements, prepared speeches or any other information releases concerning this Contract or the Work performed or to be performed hereunder. Inmarsat shall be given a reasonable time to review the proposed text prior to the date scheduled for its release and, where approval is not granted, the Contractor shall make all and any alterations thereto as Inmarsat may reasonably direct.

Article 19:    Termination

A.	Inmarsat shall have the right to terminate this Contract either in whole or in part, without prejudice to any of its other rights and remedies, forthwith by notice in writing to the Contractor in the event that:

(1)	The Contractor fails to deliver any Deliverable on or before the applicable due date specified in the Statement of Work by an identified milestone. Inmarsat shall give the Contractor notice of intention to invoke any of the remedies specified below in this Article 19 at least thirty (30) days before exercising its rights or remedies,

(2)	the Contractor shall default in due performance or observance of any other of its material obligations on its part to be performed or observed hereunder. Inmarsat shall give the Contractor notice of intention to invoke these remedies thirty (30) days before giving a formal notice of discharge,

(3)	the User Terminal Development Contract or the Part B Core Module Development Contract is terminated due to Contractor’s default or is terminated by Contractor for convenience.

(4)	in the case of a remediable breach, the Contractor fails to remedy such breach within thirty (30) days of being requested by written notice by Inmarsat to do so,

(5)	the Contractor passes a resolution or a court of competent jurisdiction makes an order that the Contractor be wound up otherwise than for the purpose of bona fide reconstruction or amalgamation,

(6)	a receiver, manager or administrator on behalf of a creditor is appointed in respect of the Contractor’s business or any part thereof,

(7)	if circumstances arise which entitle a court of competent jurisdiction or a creditor to appoint a receiver, manager or administrator or which entitle the court otherwise than for the purpose of bona fide reconstruction or amalgamation to make a winding up order, or

(8)	the Contractor is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or under any other laws domestic or foreign, relating to bankruptcy, insolvency, reorganisation, winding up or adjustment of debts.

B.	With respect to termination in accordance with Paragraph A above, Inmarsat shall have the following remedies:

(1)	Inmarsat may, in its sole discretion, take over all or part of the Work affected by the termination, either itself or by use of a third party, and proceed with the same to completion, by contract or otherwise. For this purpose, Inmarsat may take possession of, and utilise in completing the Work, such materials, equipment, and information and data as may be necessary. The Contractor shall reimburse Inmarsat for any increased costs reasonably incurred in completing the Work; and

(2)	with respect to any part of the Work affected by the termination that Inmarsat does not elect to take over and complete, the Contractor shall reimburse Inmarsat for all amounts previously paid for such Work, and shall also be liable for any increased costs reasonably incurred by Inmarsat in procuring completion of the Work.

C.	Without prejudice to any other remedies available to Inmarsat, including termination under Paragraph A above, with respect to late delivery in breach of the schedule requirements in Article 3: Performance Schedule, the following procedures and remedies shall apply:

(1)	The Contractor shall be liable from Milestone M1-6 UTP-LM Reference Testbed Interworking Test Completion for liquidated damages in accordance with Annex C, Price & Payment Plan for each day of delay of this milestone, subject to a maximum aggregate amount of such liquidated damages recoverable by Inmarsat under this Contract equal to **** U.S. dollars (US$ ****). Such liquidated damages shall accrue at a daily rate of **** U.S. dollars (US$ ****) up to and including:

(a)	the date of any termination by Inmarsat pursuant to Paragraph A of this Article, or

(b)	delivery to Inmarsat by the Contractor of the applicable Deliverable. For the avoidance of doubt nothing in this Paragraph C (1)(b) shall be construed as a waiver by Inmarsat of any of its rights to terminate this Contract as a result of the Contractor’s default.

(c)	During the period when liquidated damages are accruing, the Contractor shall not be liable for any other damages with respect to such delay, except as explicitly stated to the contrary in this Paragraph C.

(2)	Both Parties acknowledge that the liquidated damages specified in this Article are a genuine pre-estimate of the loss likely to be suffered by Inmarsat and that the figures therein are reasonable.

(3)	Any liquidated damages due from the Contractor to Inmarsat under this Article 19 shall be recovered by way off set off and deduction against the payment due from Inmarsat to the Contractor at Final Acceptance.

D.	For any other default by the Contractor under this Contractor that is not remedied within thirty (30) days of a notice from Inmarsat requiring such remedy, Inmarsat may terminate the Contract, either in whole or as to any severable portion, and in that event the remedies set out in Article 19.B. above shall apply.

E.	If Inmarsat gives notice of termination pursuant to Paragraph A and it is subsequently determined that the Contractor was not in breach, the rights and obligations of the Parties shall be the same as if Inmarsat had terminated for convenience pursuant to Article 20: Termination for Convenience, unless the Parties mutually agree to reinstate the Contract.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Article 20:    Termination for Convenience

A.	Inmarsat may terminate this Contract, in whole or in part, for Inmarsat’s convenience, at any time prior to Final Acceptance.

B.	If Inmarsat terminates the User Terminal Development Contract or the Part B Core Module Development Contract for convenience, this Contract shall be deemed to have been terminated by Inmarsat for convenience pursuant to the terms of this Article 20.

C.	In the event of termination by Inmarsat under Article 20 A or B, the termination charges shall be determined by good faith negotiations between Inmarsat and the Contractor or, if agreement cannot be reached, pursuant to Article 24: Dispute Resolution and Arbitration. In making such determination, the following principles shall be applied:

(1)	The total termination charges shall not exceed the sum of:

(a)	Direct costs (including overhead recovery on such costs) (“Direct Costs”) reasonably incurred by the Contractor in connection with the performance of the Work prior to termination, other than those costs referred to in Paragraph C (1)(c) of this Article. Such Direct Costs shall be determined in accordance with the Contractor’s standard accounting practices and, if requested by Inmarsat, shall be verified by the Contractor’s independent auditors at the Contractor’s expense. Inmarsat may also elect to have such Direct Costs verified by Inmarsat’s independent auditors at Inmarsat’s expense.

(b)	**** and a **** (**** %) of the Direct Costs.

(c)	Reasonable costs incurred by the Contractor in settlement with Sub-Contractors as a result of Inmarsat’s termination. With respect to any proposed settlement involving an amount in excess of US$****, the Contractor shall advise Inmarsat, and shall not enter into any binding settlement until Inmarsat has approved the proposal, or until thirty (30) days have elapsed from the date when such advice was furnished to Inmarsat, whichever is sooner.

(2)	In no event shall the termination charges exceed the unpaid balance of the Price. In the case of termination in part, the termination charges shall not exceed that unpaid balance of the severable portion of the Price applicable to the part of the Work that is terminated.

D.	Unless otherwise agreed, Inmarsat shall be entitled to take possession of all Work completed or in progress prior to termination under this Article, except for Work associated with any executory portion of the Contract that is not terminated.

E.	The termination charges determined pursuant to Paragraph C of this Article shall be reduced by the following:

(1)	Any amounts previously paid by Inmarsat to the Contractor with respect to the performance of the Work prior to termination. To the extent such amounts previously paid by Inmarsat exceed the termination charges due, the Contractor shall refund the difference to Inmarsat.

(2)	Amounts representing the resale, reuse, or salvage value to the Contractor, or to its Sub-Contractors, of items that Inmarsat has not taken possession of pursuant to Paragraph D of this Article.

F.	The Contractor shall be obliged to mitigate Inmarsat’s costs in all its actions as a consequence of termination under this Article this shall include costs incurred by the Contractor in settlement with Sub-Contractors or Personnel as a result of Inmarsat’s termination in accordance with this Article.

Article 21:    Consequences of Force Majeure

A.	The purpose of this Article is to establish the consequences of force majeure events preventing either Party from complying with any of its obligations under this Contract.

B.	The Contractor shall not be excused from performance due to any failure to perform by its Sub-Contractors or the Personnel unless their failure to perform is due to force majeure.

C.	Any Party whose ability to perform its obligations under this Contract is affected by a force majeure event shall take all reasonable steps to mitigate the impact of such event.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

D.	If the effect of a force majeure event is temporary, subject to this Article the Party so affected shall not be responsible for any consequent delay, and the relevant schedule or time period shall be extended by the amount of time of the subject delay, if and only if notice of the event is given to the other Party within seven (7) days after the event has occurred. At the time of the initial notice of the occurrence of the event, or as soon thereafter as possible, the Party affected shall inform the other Party of the extent of the delay expected as a result of the event.

E.	In the case of one or more force majeure events having a temporary effect on the ability of the Contractor to comply with the schedule in Article 3: Performance Schedule, if the effect is, or will be, to delay such schedule by more than two weeks, or in the case of force majeure events permanently preventing the Contractor from complying with said schedule, Inmarsat may elect to:

(1)	terminate this Contract either in whole or in part (with respect to any part of the Contract that is so terminated, Inmarsat shall have the right to request the Contractor to reimburse Inmarsat for all amounts previously paid for such Work. Payment of any monies due to Inmarsat shall be subject to Article 7 E, Payment Terms); and/or

(2)	to complete the Work either itself or through a third party and use the final results for Inmarsat Purposes as envisaged by the Contract.

Article 22:    Governmental or Regulatory Body Authorisations

A.	The Contractor shall obtain all governmental or regulatory body authorizations necessary to commence the Work at the Effective Date and to undertake the Work hereunder.

B.	Certification by the Contractor to Inmarsat of the receipt of such governmental or regulatory authorisations is a condition subsequent. If the Contractor fails to secure all necessary governmental or regulatory body authorisations, Inmarsat shall have the right to terminate this Contract for default in accordance with Article 19: Termination.

C.	Without prejudice to Paragraph A of this Article:

(1)	The exercise by Inmarsat and its technical consultants of any rights under Article 10: Access to Work in Progress and Data; and

(2)	The exercise by Inmarsat or its Designees of any rights under Article 11: Inmarsat’s Rights in Technical Data and Inventions;

shall be subject to applicable domestic laws (and US law as applicable) relating to the export of technology. The Contractor shall upon request exercise due diligence to obtain any such licence as may be necessary for the exercise by Inmarsat of any such rights.

Article 23:    Applicable Law

This Contract shall be governed by and interpreted according to the laws of England and Wales excluding the conflicts of laws provisions thereof.

Article 24:    Dispute Resolution and Arbitration

A.    Amicable Resolution

(1)	Any dispute controversy or claim arising out of or in connection with this Agreement, including any question regarding its validity, interpretation, breach or termination (a “Dispute”) shall be referred by either Party, first to the Responsible Officer detailed in Article 30, Responsible Officers.

(2)	If the Dispute cannot be resolved by the representatives identified above within a maximum of fourteen (14) days after it has been referred under Article 24 A, it shall be referred to the second level contacts listed in Article 30 for resolution within the following fourteen (14) days.

(3)	If the Dispute cannot be resolved by the second level representatives identified above within a maximum of fourteen (14) days after it has been referred under Article 24 A (1), any Party may refer the Dispute to arbitration in accordance with Article 24 B (1) below, save where the Parties agree to refer the Dispute to an expert for determination in accordance with Article 24 C below.

B.    Arbitration

(1)	Subject to Article 24 C, any Dispute that has not been amicably resolved pursuant to Article 24 A (2) shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (“LCIA”) Rules, which Rules are deemed to be incorporated by reference into this clause.

(2)	The place of arbitration shall be London.

(3)	The language to be used in the arbitral proceedings shall be English.

(4)	The Arbitral Tribunal shall consist of a single arbitrator appointed in accordance with the LCIA Rules.

(5)	The Arbitral Tribunal’s award shall not be subject to appeal according to Section 69 of the English Arbitration Act of 1996. The Parties hereby waive any right to apply to any court of law and/or other judicial authority to determine any preliminary point of law and/or review any question of law and/or the merits, insofar as such waiver may validly be made.

(6)	The Parties agree that the Arbitral Tribunal shall have the power to order on a provisional basis any relief which it would have power to grant in a final award.

(7)	Nothing in this Article 24 shall be construed as preventing either Party from seeking interim, injunctive or conservatory relief in any court of competent jurisdiction.

C.    Expert Determination

(1)	If the Dispute is in respect of a specific technical or financial issue the Parties may agree to refer it to an independent expert qualified in the subject matter in dispute through a trade association such as the Institute of Electrical Engineers or the Institute of Chartered Accountants (the “Expert”) to rule on the Dispute for a binding determination.

(2)	The Parties may within 21 days of the Expert’s appointment, make written submissions to the Expert and/or send documents to him.

(3)	The Expert may, but is not obliged to do so, send copies of one Party’s submission to the other for comment.

(4)	The Parties shall if requested make available to the Expert any documentation which the Expert, in his absolute discretion, considers necessary or helpful in reaching his decision on the issues between the Parties.

(5)	The Expert shall determine all issues referred to him as an expert and not as an arbitrator.

(6)	The decision of the Expert shall be made within 30 days of receiving the representations of the Parties and shall be final and binding on the Parties.

(7)	The Expert shall have power by his decision to fix the reasonable amount of his fees in connection therewith and they shall be borne in equal shares between the Parties.

Article 25:    Changes

A.	At any time during the Term, either Party may submit a Change Request to the other, provided always that the proposed changes particularized therein are within the general scope of the Contract.

B.	A Change Request from Inmarsat must be identified as such, must be made or confirmed in writing, and must be signed by the Responsible Officer identified in Paragraph A of Article 30: Responsible Officers. If any other conduct by the Responsible Officer or any other representative of Inmarsat is construed by the Contractor as possibly constituting a Change Request or an interpretation of the Contract requirements inconsistent with the Contractor’s understanding of those requirements, the Contractor shall promptly notify Inmarsat and request clarification.

C.	Within five (5) days after receiving a Change Request from Inmarsat or issuing a Change Request to Inmarsat, the Contractor shall submit to Inmarsat a Contract Change Notice as per Annex H, Contract change Notice Format. The Contractor may request a longer period to prepare the Contract Change Notice, provided always that such request for an extension of time is reasonable and made to Inmarsat in writing within five (5) days after the Contractor has received or has sent (as the case may be) the relevant Change Request. A request for a longer period to prepare a Contract Change Notice shall be at Inmarsat’s absolute discretion.

D.	The preparation of a Contract Change Notice, whether in response to a Change Request prepared by Inmarsat or by the Contractor, shall be at the Contractor’s expense.

E.	Any claim by the Contractor for adjustment of the technical requirements, Price, performance schedule, or other terms of this Contract attributable to a change shall be deemed waived unless asserted in a Contract Change Notice and accepted by Inmarsat in writing.

F.	If the cost of any materials that would be made obsolete as a result of a change the subject of a Change Request are included in the Contractor’s claim for adjustment:

(1)	to the extent that such materials have resale, reuse, or salvage value to the Contractor or its Sub-Contractors or, Inmarsat shall be entitled to a credit, and

(2)	if such materials have no such resale, reuse, or salvage value, Inmarsat shall have the right to prescribe their manner of disposition.

G.	After Inmarsat receives a sufficiently detailed Contract Change Notice, and after any negotiations with respect to the adjustments claimed by the Contractor, the following outcomes are possible:

(1)	Inmarsat may decide not to proceed with implementation of the change.

(2)	Inmarsat may decide to implement the change, in which case:

(a)	if the Parties have reached agreement about the adjustments to be made in the Contract, the Contractor shall proceed with the implementation as agreed;

(b)	if the Parties are unable to reach such an agreement, the provisions of Article 24: Dispute Resolution and Arbitration, shall apply; or

(c)	pending any negotiations and/or arbitration, Inmarsat may direct the Contractor to proceed with the implementation of the change, subject to any adjustments subsequently agreed or awarded.

H.	Inmarsat may also direct the Contractor to proceed with the implementation of a Change Request prior to preparation of a complete Contract Change Notice, subject to any adjustments to the Contract subsequently agreed or awarded.

I.	Inmarsat’s right to direct the Contractor to proceed with implementation of a change pursuant to Paragraph G (2)(c) or H of this Article 25 shall be subject to the Contractor’s ability to do so, taking into account the resources, facilities, supplies, and services available to it, as well as any stipulated financial limit.

Article 26:    Key Personnel

No key personnel have been identified for this Contract.

Article 27:    Key Sub-Contractors

A.	The Contractor agrees that those Sub-Contractors identified in Annex D, Key Sub-Contractors, are necessary for the successful completion of the Work to be performed under this Contract.

B.	The Contractor hereby agrees to use its best efforts to enter into subcontracts with these Key Sub-Contractors.

C.	If, for any reason, the Contractor is unable to enter into Sub-Contracts with any of these Key Sub-Contractors, or such Sub-Contracts are entered into and are subsequently terminated, the Contractor shall replace such Key Sub-Contractors with Sub-Contractors of substantially equal qualifications and ability acceptable to Inmarsat.

D.	The Contractor shall not enter into any Sub-Contracts for the performance of any of the Work without the prior written consent of Inmarsat.

E.	Nothing in this Article shall relieve the Contractor of its responsibility for the performance, in accordance with this Contract, of any of the Work, whether the subject of a Sub-Contract or otherwise.

Article 28:    Principles Applicable to Selection of Sub-Contractors

To the greatest extent practicable, the Contractor shall ensure that any replacement Sub-Contracts entered into pursuant to Paragraph B of Article 27: Key Sub-Contractors, or any new Sub-Contracts entered into pursuant to Paragraph C of said Article 27, are awarded on the basis of open competition, and to Sub-Contractors offering the best combination of quality, Price, performance and the most favorable delivery time.

Article 29:    Assignment of Contract

A.	The Contractor shall not assign or delegate, either in whole or in part, this Contract or any of the Contractor’s rights, duties, or obligations hereunder to any person or entity without the prior written consent of Inmarsat, which consent shall be at Inmarsat’s absolute discretion.

B.	Notwithstanding any conditions under which Inmarsat may grant consent under Article 29(A), the Contractor shall remain a guarantor to Inmarsat of the performance of the assigned or delegated duties and obligations in accordance with this Contract and all applicable laws.

C.	Inmarsat shall be entitled to assign or novate this Contract, or any part thereof, and/or any rights or obligations hereunder to any Associated Company.

Article 30:    Responsible Officers

The Responsible Officers of the Parties may be changed from time to time by notice to the other Party. Until further notice, the Responsible Officer for Inmarsat shall be **** the second level contact shall be ****, and for the Contractor the Responsible Officer shall be ****, the second level contact shall be ****. Each Party shall notify the other Party of any change in Responsible Officer within (five) 5 working days of such change.

Article 31:    Communications

A.	All notices, reports, invoices and other correspondence to be provided to Inmarsat or the Contractor pursuant to this Contract shall be sent for the attention of the Responsible Officer referred to Article 30: Responsible Officers, and the Responsible Inmarsat Officer for Technical Matters (****), at the following addresses:

INMARSAT:	CONTRACTOR:

Inmarsat Global Ltd	EMS Technologies Canada, Ltd
99 City Road	400 Maple Grove Road
London EC1Y 1AX	Ottawa, Ontario
England	Canada K2V 1B8

B.	All communications pertinent to this Contract shall be made or confirmed in writing, including confirmed e-mail, or facsimile to the above address.

C.	All documentation and communications required under this Contract shall be in the English language.

Article 32:    Time Limits

Any time limits to which this Contract binds the Contractor or Inmarsat shall be counted in calendar days from the day following that of the event marking the start of the time limit, and shall end on the last day of the period laid down. When the last day of a time limit is a Saturday or Sunday, or a legal holiday in the country in which the particular contractual performance is required, such time limit shall be extended to the first working day that follows. In case of conflicting time limits the UK time shall take precedence.

Article 33:    Order of Precedence

Should any conflict arise between any Annex and the terms and conditions of this Contract, the terms and conditions of this Contract shall take precedence. Should any conflict arise between any of the Annexes of this Contract, the following order shall take precedence:

1. Annex C, Price & Payment Plan

2. Annex A, Statement of Work,

3. The remaining Annexes shall be treated equally.

Article 34:    Waiver

No relaxation, forbearance, delay or indulgence by either Party in enforcing any of the terms and conditions of this Contract or the granting of time by either Party to the other shall prejudice, affect or restrict the rights and powers of the said Party, nor shall any waiver by either Party of any breach of this Contract operate as a waiver of any subsequent or any continuing breach of this Contract.

Article 35:    Trademarks

Any agreed use of any Inmarsat trademarks and service marks shall be subject to signature of the standard form Inmarsat Trademark Licence Agreement.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Article 36:    Entire Agreement

This Contract and the Part B Core Module Development Contract constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior or existing correspondence, representations, proposals, negotiations, understandings, or agreements of the Parties, whether oral or written. The Parties also hereby acknowledge that there are no collateral contracts between them with respect to the subject matter hereof. This Contract may be signed in counterparts and each original counterpart shall be deemed binding on each Party collectively and individually. A person who is not a Party to this Contract has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Contract but this does not affect any right or remedy of a third party which exists or is available apart from that Act or any right of a Party to this Contract to enforce any term of this Contract for and on behalf of such third party where applicable.

IN WITNESS WHEREOF, the Parties have signed this Contract in duplicate.

CONTRACTOR	INMARSAT

BY:	BY:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

GLOBALISED SATELLITE PHONE SERVICE

CORE MODULE DEVELOPMENT

CONTRACT INM-CO/07- 4443

ANNEX A—STATEMENT OF WORK

STATEMENT OF WORK

INMARSAT GLOBAL SATELLITE PHONE SERVICE

USER TERMINAL DEVELOPMENT

PART 1

(UT CORE MODULE AND UT PROTOTYPE)

REVISION F

TABLE OF CONTENTS

Table of Contents				23
List of Figures and Tables				24
Acronym List				25
I.	Introduction			26
	A.		Purpose	26
	B.		Scope	26
	C.		GSPS Program and UT Procurement Overview	26
	D.		Document Hierarchy	28
	E.		Definition Methodology	29
II.	Part 1—User Terminal Core Module And Prototype			29
	A.		Tasks	29
		1.	User Terminal Core Module (UTCM)	29
		2.	User Terminal Prototype (UTP)	29
		3.	Testing	30
	B.		Documents and Data Deliverables	30
	C.		Product Deliverables	30
	D.		Customer-Furnished Items/Equipment	31
		1.	GMR-2+ Specifications	31
		2.	GMR-2+ Network Emulator	31
	E.		Milestones	32
III.	Common Requirements			32
	A.		Project and Schedule Control	32
		1.	Project Planning	32
		2.	Milestone Review Meetings	32
		3.	Progress Reporting	35
		4.	Scheduling	35
		5.	Project Management	36
		6.	Rights of Access	36
		7.	Office Accommodation	36
		8.	Milestone Acceptance	36
	B.		Quality and Configuration Control	37
		1.	Quality Assurance	37
		2.	Quality Control	37
		3.	Reliability	37
		4.	Configuration Management	38
	C.		Testing	38
		1.	Test Planning and Reporting	38
		2.	Test Acceptance Criteria	38
		3.	Early Design Proof-of-Concept Testing	39
		4.	Unit/Module Testing	39
		5.	Factory Acceptance Testing	39
		6.	Interworking Testing (Factory End-To-End Testing)	40
	D.		Engineering and User Training	40
		1.	UT Prototype Training	40
	E.		Documentation	40
IV.	GMR-2+ Specifications Change Control Board (SCCB)			41
	A.		Purpose and Scope	41
	B.		Roles and Responsibilities	41
	C.		Procedures	41

LIST OF FIGURES AND TABLES

Figure 1:	UT Procurement Summary	28

Table 1.	Document Hierarchy	28
Table 2.	UTP Delivery Stages	30
Table 3.	Documents and Data Deliverables for Part 1	30
Table 4.	Product Deliverables for Part 1	30
Table 5.	Customer-Furnished Items/Equipment for Part 1	31
Table 6.	Milestones for Part 1	32
Table 7.	Milestone Review Meetings (Part 1)	33
Table 8.	Common Document Deliverables	44

ACRONYM LIST

AMBE	Advanced Multi-Band Excitation
AI	Air Interface
CE	Community European/European Community
CFI/CFE	Customer-Furnished Items/Equipment
CM	Core Module
CMP	Configuration Management Plan
DSP	Digital Signal Processing
DVSI	Digital Voice Systems Inc.
EDC	Effective Date of Contract
ETSI	European Telecommunications Standards Institute
FAT	(UT Core Module/Prototype) Factory Acceptance Test
FATR	(UT Core Module/Prototype) Factory Acceptance Test Review
FCC	Federal Communications Commission
FDR	Final Design Review
FEET	Factory End-To-End Test
GMR-2	ETSI Geostationary Mobile Radio Release 2
GMR-2+	An enhanced version of GMR-2 used by the Global Satellite Phone Service
GMPCS	Global Mobile Personal Communications System
GPS	Global Positioning System
GSM	Global System for Mobile Communications
GSPS	Global Satellite Phone Service (GMR-2+)
HFAT	UT Handset FAT
HFATR	UT Handset FAT Review
HMI	Human Machine Interface
I4	Inmarsat-4 (Satellite System)
ICD	Interface Control Document
IDR	Industrial Design Review
IF	Intermediate Frequency
ITR	Interworking Test Review
KOR	Kick-off Review
MMI	Man-Machine Interface
MPP	Manufacturing and Procurement Plan
MTFF	Mean Time for First Failure
N/A	Not Applicable
NCC/GW	Network Control Center/Gateway
NTE	Not To Exceed
PDR	Preliminary Design Review
PLMN	Public Land Mobile Network
PMP	Programme Management Plan
PSA	Production and Supply Agreement
PSTN	Public Switched Telephone Network
QAP	Quality Assurance Plan
RF	Radio Frequency
RMP	Risk Management Plan
RID	Review Item Discrepancy
SCCB	(GMR-2+) Specifications Change Control Board
SIM	Subscriber Identity Module
SOW	Statement of Work
TBC	To Be Confirmed
TBD	To Be Determined
TCF	Test Construction File
TE	Terminal Equipment
TRR	Test Readiness Review
UL	Underwriters Laboratories
USB	Universal Serial Bus
UT	User Terminal
UTCM	User Terminal Core Module
UTH	User Terminal Handset
UTP	User Terminal Prototype
WBS	Work Breakdown Structure
WPD	Work Package Description

I.	INTRODUCTION

A. Purpose

This document is one of three Statements of Work (SOW) that collectively define the requirements for the technical and industrial design, prototyping, testing, and mass production of a User Terminal (UT) for the Inmarsat Global Satellite Phone Service (GSPS).

There are three parts to the UT Procurement:

Part 1 User Terminal Core Module and Prototype (THIS DOCUMENT)

Part 2 User Terminal Handset

Part 3 User Terminal Production

An independent Statement of Work (SOW) is associated with each Part of the UT Procurement and the requirements for the development of the User Terminal are apportioned between the Parts.

Part 1 is divided in two for accounting and management purposes: Part 1a and Part 1b. The contractual arrangement for Part 1a is between EMS (the “Contractor”) and Inmarsat. The arrangement for Part 1b is initially between the Contractor and Inmarsat, but it is intended that Inmarsat’s rights and obligations shall be novated to Lockheed Martin Corporation (“Lockheed Martin”) or an affiliate of Lockheed Martin. In the context of this SOW, the term “Part 1” shall refer to both Part 1a and 1b.

Further, Inmarsat and Lockheed Martin (or its affiliate) shall enter into a contract under which Lockheed Martin (or its affiliate) shall manage, administer and oversee Part 1 for and on behalf of Inmarsat, to enable a closer alignment of (i) the UTP and UTCM development activities in this Part 1 and (ii) Lockheed Martin’s responsibilities to Inmarsat under the GSPS Infrastructure and Technology Contract 06-4318 dated 22 December 2006.

The contractual arrangement for Part 2 is between the Contractor and Inmarsat; for Part 3 the contractual arrangement is between Flextronics and Inmarsat (or a third-party nominated by Inmarsat).

B. Scope

The SOW is divided into three sections. Section I provides an introduction and program overview. Section II describes the scope of work for Part 1: User Terminal Core Module and Prototype. Section III contains common management requirements that apply to Part 1.

C. GSPS Program and UT Procurement Overview

The Global Satellite Phone Service provides handheld satellite communication services using the GMR-2+ air interface technology. GMR-2+ is a modern variant of the GMR-2 air interface (European Telecommunications Standards Institute (ETSI) Geostationary Earth Orbit Mobile Radio Release 2) that has been optimised for use with the Inmarsat-4 satellites.

The GSPS User Terminal will provide access to both GMR-2+ satellite networks (“Satellite Mode”) and terrestrial GSM networks (“GSM Mode”). In the Satellite Mode, the User Terminal will communicate with the Network Control Center/Gateway (NCC/GW) via an Inmarsat-4 satellite using L-band frequencies. The NCC/GW provides connectivity to the PSTN and PLMN.

This SOW for Part 1, in conjunction with the SOW for Parts 2 and 3, defines the sequence of tasks and deliverables that must be performed in order to complete the development cycle of the UT. In particular, there are five prime deliverables with formal definitions as follows:

•	UT Core Module (UTCM)—This refers to a hardware module and supporting physical layer and protocol software of a GMR-2+ User Terminal. It is an integral component of the UT Prototype and UT Handset.

•

UT Core Module Reference Design—This refers to the set of complete and detailed specifications for the UT Core Module (circuit diagrams, documentation, software, firmware, interface definitions). The level of detail shall permit a third-party manufacturer to replicate the Core Module exactly and in its entirety and then integrate the Core Module into a UT Handset (or other type of commercial product).

•

UT Prototype—This refers to a hardware module with representative physical layer and protocol behaviour of a GMR-2+ User Terminal. It supports diagnostic and control features for the purpose of end-to-end integration, verification, and acceptance of the Inmarsat Global Satellite Phone Service. The hardware and software of the UT Prototype is based on, and includes, the UT Core Module.

•

UT Handset—This refers to a mass-market consumer product (a handset) that will be sold to subscribers to the Inmarsat Global Satellite Phone Service. It contains the same UT Core Module as the UT Prototype, but also includes the additional hardware, software, firmware, housing, and interfaces required to form a user device.

•

UT Handset Reference Design—This refers to the set of complete and detailed specifications for the UT Handset, similar in scope to the UT Core Module Reference Design. The level of detail shall permit a third-party manufacturer to replicate the UT Handset (including the UT Core Module) exactly and in its entirety.

(Note that the requirements in Section II determine which of the prime deliverables above apply to this Statement of Work)

Figure 1 contains an overview of the UT Procurement. It shows all of the relationships between Lockheed Martin, Inmarsat, the Contractor, the prime deliverables, other specifications (furnished by Lockheed Martin or Inmarsat) and the three Parts of the UT Procurement.

Figure 1: UT Procurement Summary

D. Document Hierarchy

A number of specifications documents form the basis for one or both Parts of the UT Procurement. The overall applicability and precedence of each document is defined in Table 1.

Table 1. Document Hierarchy

Precedence	Document	Applicability	Content Summary
1	Statement of Work	Mandatory	description of all programmatic requirements for work under this Contract

2	ETSI GMR-2+ Specifications	Mandatory	specification of the satellite air interface

3	Inmarsat GSPS UT Handset Specification	Mandatory	describes the technical and operational requirements for the UT Handset

Where conflicts between the requirements in the various documents occur, the document with the highest level of precedence (indicated above) shall apply. The Contractor shall inform Lockheed Martin and Inmarsat of any substantive conflicts between specifications in this hierarchy.

E. Definition Methodology

The document uses the following definitions of the terms “shall” and “should”:

•	“Shall” indicates a mandatory requirement that must be met by the Contractor.

•	“Should” indicates a requirement that is highly desirable, but not mandatory.

Statements that do not contain either “shall” or “should” should be treated as informational in nature and are provided to assist the Contractor’s understanding of the rationale behind requirements.

Square brackets indicate that the enclosed text is subject to further confirmation or change.

II.	PART 1—USER TERMINAL CORE MODULE AND PROTOTYPE

A. Tasks

1. User Terminal Core Module (UTCM)

The Contractor shall design and produce all of the hardware, software, firmware, and other supporting components that are required to produce the User Terminal Core Module (UTCM). The UTCM shall be of a suitable design such that, when integrated, satisfies all of the requirements of the UT Prototype and the UT Handset Specification.

The UTCM shall include the following components, integrated together as a single unit:

****

The UTCM shall exclude but shall have defined interfaces to third-party components which are within the scope of the UT Handset Specification, including:

****

The dimensions, weight, power consumption, and interfaces of the UTCM shall be compatible with the UT Handset Specification, such that it can be integrated into the UT Handset without the need for modification or reassembly of its components.

2. User Terminal Prototype (UTP)

The Contractor shall design, develop, and supply the User Terminal Prototype, based on the UT Core Module. The UTP shall satisfy the following general requirements:

****

The Contractor shall deliver the UT Prototype in a sequence of three Stages with incremental functionality and capabilities as shown in Table 2. The Contractor shall supply UT Prototype hardware, software, and firmware appropriate to each Stage, providing upgrades and/or replacements if required.

The Contractor shall supply four (4) UT Prototypes under this Contract to Lockheed Martin at their premises in Valley Forge, Pennsylvania, USA and shall offer an option for the supply of up to an additional four (4) UT Prototypes on written request.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Table 2. UTP Delivery Stages

(UTP features available at a particular Stage are indicated by the symbol •)

Feature	UTP Stage 1	UTP Stage 2	UTP Stage 3

****	****	****	****

****		****	****

****		****	****

****		****	****

****		****	****

****	****	****	****

****		****	****

****	****	****	****

****			****

3. Testing

The Contractor shall be fully responsible for all technical and programmatic aspects of the unit/module, integration, factory acceptance and interworking testing of the UT Core Module and UT Prototype. The Contractor shall develop and deliver all applicable test plans, procedures, and reports. Section III.C contains more detailed test requirements.

B. Documents and Data Deliverables

The Contractor shall deliver the documents and data in Table 3 to Lockheed Martin under Part 1 of this SOW (Section III.E contains a list of other document deliverables that apply to Part 1):

Table 3. Documents and Data Deliverables for Part 1

No.	Document	SOW Section Reference	Required Delivery Date
D1-1	UTCM/UTP Kick-off Review (KOR) Meeting Presentation Package	III.A.2	****
D1-2	UTCM/UTP Preliminary Design Review (PDR) Meeting Presentation Package	III.A.2	****
D1-3	UTCM/UTP Test Plan	III.C.1	****
D1-4	UTCM/UTP Final Design Review (FDR) Meeting Presentation Package	III.A.2	****
D1-5	UTCM/UTP Factory Acceptance Test Procedures	III.C.5	****
D1-6A	UTCM/UTP Factory Acceptance Test Stage 1 Report	III.C.5	****
D1-6B	UTCM/UTP Factory Acceptance Test Stage 2 Report	III.C.5	****
D1-6C	UTCM/UTP Factory Acceptance Test Stage 3 Report	III.C.5	****
D1-7	UTP Interworking Test Procedures	III.C.6	****
D1-8	UTP Training Material	III.D.1	****
D1-9	UTP User Manuals, Operating Instructions, and Other Documentation	III.D.1	****
D1-10	UTP Interworking Test Report	III.C.6	****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

C. Product Deliverables

The Contractor shall deliver the products in Table 4 to Lockheed Martin under Part 1 of this SOW:

Table 4. Product Deliverables for Part 1

No.	Product	Quantity		Required Delivery Date
P1-1	UTCM	4	*	N/A*
P1-2A	UTP Stage 1 (* includes UTCM)	4		****
P1-2B	UTP Stage 2 (* includes UTCM)	4		****
P1-2C	UTP Stage 3 (* includes UTCM)	4		****

Notes: The UTCM is delivered as an integral component of the UTP. The quantity of UTCM/UTP delivered may be up to 8 units if Lockheed Martin exercises the option in Section II.A.2.

D. Customer-Furnished Items/Equipment

Lockheed Martin shall deliver the items in Table 5 to the Contractor under Part 1 of this SOW:

Table 5. Customer-Furnished Items/Equipment for Part 1

No.	Item	Quantity	Required Delivery Date
C1-1	GMR-2+ Specifications, Version 1.0.0 (June 2007)	1	*	***
C1-2A	GMR-2+ Specifications, Version 1.1.0 (31 August 2007)	1	*	***
C1-2B	GMR-2+ Specifications, Version 2.0.0 (31 October 2007)	1	*	***
C1-3	GMR-2/GMR-2+ A5 Ciphering Algorithm Software and Documentation	1	*	***
C1-4A	GMR-2+ Network Emulator Stage 0 (Preliminary)	1	*	***
C1-4B	GMR-2+ Network Emulator Stage 0 (Final)	1	*	***
C1-5	GMR-2+ Network Emulator Stage 1A	1	*	***
C1-6	GMR-2+ Network Emulator Stage 1B	1	*	***
C1-7	GMR-2+ Network Emulator Stage 2	1	*	***

1. GMR-2+ Specifications

The development of the GMR-2+ specifications is the responsibility of Lockheed Martin (as part of the GMR-2+ NCC/GW development contract with Inmarsat). Lockheed Martin shall provide the Contractor with an initial set of GMR-2+ specifications (Version 1.0.0), followed by two revised sets of specifications (Version 1.1.0 and Version 2.0.0) according to the schedule in Table 5. Version 2.0.0 shall form the baseline for work performed under Part 1 of this SOW.

The Contractor shall take an active role in the review and refinement of the GMR-2+ specifications in order to ensure that the baseline Version (2.0.0) is suitable and sufficient for implementation in the UTCM/UTP. Representatives of the Contractor shall work closely with Lockheed Martin at their premises in this regard, for example participating in physical layer simulation and validation work, GMR-2+ Engineering Review Board meetings, and the NCC/GW Final Design Review. Lockheed Martin and EMS shall agree on the set of collaborative tasks at the Kick Off Review Meeting.

The parallel development and testing of the NCC/GW and UT may identify the need for further changes to the specifications beyond Version 2.0.0. In recognition of the specifications as a key interface control between the GMR-2+ UT and NCC/GW, and of the mutual impact of changes to the specifications, the Contractor shall be a participant of the GMR-2+ Specifications Change Control Board (SCCB) along with Lockheed Martin and Inmarsat.

The SCCB shall be responsible for approving changes to the GMR-2+ specifications beyond the baseline after evaluating the impact of those changes on this Contract and other related Contracts in progress.

The Standard Operating Procedures for the SCCB are defined in Section IV.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

2. GMR-2+ Network Emulator

Lockheed Martin shall provide a GMR-2+ Network Emulator to the Contractor for development and acceptance testing purposes. Lockheed Martin shall deliver the Network Emulator in a sequence of four Stages. The features and capabilities of the Network Emulator at each stage are defined in the Network Emulator Requirements Specification (attached to this Statement of Work).

E. Milestones

The progress of the Contractor’s work shall be measured by the Milestones in Table 6 below.

Table 6. Milestones for Part 1

No.	Milestone	Scheduled Completion Date
M1-1	UTCM/UTP Kick-Off Review (KOR) Completion	****
M1-2	UTCM/UTP Preliminary Design Review (PDR) Completion	****
M1-3	UTCM/UTP Final Design Review (FDR) Completion	****
M1-4A	UTCM/UTP Factory Acceptance Test Stage 1 Completion	****
M1-4B	UTCM/UTP Factory Acceptance Test Stage 2 Completion	****
M1-4C	UTCM/UTP Factory Acceptance Test Stage 3 Completion	****
M1-5A	UTP Delivery Stage 1	****
M1-5B	UTP Delivery Stage 2	****
M1-5C	UTP Delivery Stage 3	****
M1-6	UTP-LM Reference Testbed Interworking Test Completion	****

III.	COMMON REQUIREMENTS

The following requirements apply to the contractual arrangements between Lockheed Martin and the Contractor:

A. Project and Schedule Control

1. Project Planning

The Contractor’s management and development processes shall adhere to ISO 9001 (or equivalent) processes. The Contractor shall grant Lockheed Martin the right to audit the management and development practices applied to this Contract.

The Contractor shall develop and maintain a Project Management Plan (PMP). The PMP shall outline the various tasks to be performed together with the control procedures that are to be applied and the schedule. The PMP shall describe the assigned management team structure and overall responsibilities. The PMP shall describe how the Contractor will manage and provide visibility of all work undertaken by any key subcontractors (if any).

The Contractor shall also maintain a Risk Management Plan (RMP). The PMP and RMP shall be issued one week prior to the Kick-Off Review meeting and soon thereafter issued as definitive. The Contractor shall provide Lockheed Martin with any subsequent updates to the PMP and RMP.

The Contractor shall maintain all documentation related to project planning and provide all deliverables in electronic form.

2. Milestone Review Meetings

The Contractor shall plan and conduct the milestone review meetings specified in Table 7. The Contractor shall agree the actual date and time of each milestone review with Lockheed Martin at least one month before the meeting. The Contractor shall provide an agenda for each milestone review at least five working days before the meeting to which Lockheed Martin may add items to discuss. The Contractor shall agree to support additional intermediate progress reviews during the design and implementation, if requested to do so by Lockheed Martin with at least two weeks notice.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Table 7. Milestone Review Meetings (Part 1)

Milestone Review	Purpose	Inputs
Kick-Off Review (KOR) ****

•      Establishing communication lines and contact points for financial, contractual and technical matters between Lockheed Martin and the Contractor;

•      Obtaining agreement on the management plan(s) review;

•      Presentation of the short-term work plan;

•      Obtaining mutual agreement on reciprocal accommodation arrangements at site premises, facilities required, collaboration, and operational mode of working;

•      Enhancing the understanding of the GSPS system design and the GMR-2+ air interface

•      Obtaining agreement on the functional capabilities and plan for the UTCM/UTP

•      Holding first risk management workshop

• PMP • RMP • CMP • QAP • other support documentation and presentation slides required to fulfil the outlined purpose of the meeting)

Preliminary Design Review (PDR) **** months after EDC

•      Validating the UT Core Module/UT Prototype definition (including services) and operational scenarios.

•      Demonstrating that the UT Core Module/UT Prototype requirements have been partitioned into a thorough and consistent UT Core Module/UT Prototype definition

•      Reviewing the UT Core Module/UT Prototype high-level design and preliminary detailed designs

•      Assessing early UT Core Module/UT Prototype performance simulation work.

•      Reviewing test plan for UT Core Module/UT Prototype

•      Holding second risk management workshop

• UTCM/UTP High-Level Design • UTCM/UTP Detailed Design (preliminary) • UTCM/UTP Test Plan • other support documentation and presentation slides required to fulfil the outlined purpose of the meeting

Final Design Review (FDR) **** months after EDC

•      Reviewing the final detailed design for the UT Core Module/UT Prototype

•      Reviewing the detailed design of the other UT Prototype components.

•      Reviewing the latest VCRM database.

•      Reviewing the test results of early forms of the UT Prototype

•      Reviewing the FAT Test Procedures and obtaining agreement on the requirements to be tested

•      Reviewing codec integration progress and test results

•      UTCM/UTP High Level Design (final)

•      UTCM/UTP Detailed Design (final)

•      UTP Test Results

•      UTCM/UTP FAT Procedures

•      other support documentation and presentation slides required to fulfil the outlined purpose of the meeting

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

Milestone Review	Purpose	Inputs
UT Core Module/Prototype Factory Acceptance Test Review (FATR) Stage 1 **** months after EDC

•      Reviewing UT Core Module/Prototype FAT Stage 1 results

•      Confirming that the UT Core Module and UT Prototype satisfy the contractual requirements (at Stage 1)

•      Reviewing UTP Interworking Test Procedures and obtaining agreement on the requirements to be tested

•      Plan UTP delivery and training (to Lockheed Martin)

• UTCM/UTP • UTCM/UTP FAT Procedures • UTCM/UTP FAT Stage 1 Report • UTP Interworking Test Procedures • UTP Training Material • UTP User Manual/Operating Instructions

UT Core Module/Prototype Factory Acceptance Test Review (FATR) Stage 2 **** months after EDC

•      Reviewing UT Core Module/Prototype FAT results

•      Confirming that the UT Core Module and UT Prototype satisfy the contractual requirements (at Stage 2)

•      Reviewing UTP Interworking Test Procedures and obtaining agreement on the requirements to be tested

• UTCM/UTP • UTCM/UTP FAT Procedures • UTCM/UTP FAT Stage 2 Report • UTP Interworking Test Procedures

UT Core Module/Prototype Factory Acceptance Test Review (FATR) Stage 3 **** months after EDC	• Reviewing UT Core Module/Prototype FAT results • Confirming that the UT Core Module and UT Prototype satisfy the contractual requirements (at Stage 3)	• UTCM/UTP • UTCM/UTP FAT Procedures • UTCM/UTP FAT Stage 3 Report

Interworking Test Review (ITR) **** months after EDC	• Review of interworking test results • Demonstrating that the UT Core Module and UT Prototype satisfy the contractual requirements • Determine readiness for on-air testing	• UT Prototype Interworking Test Procedures, • UT Prototype Interworking Test Report

The Contractor shall be responsible for assembling the relevant documentation and presentation material for all milestone reviews. The Contractor shall submit documentation to be reviewed in accordance with the document delivery schedule in Section II.B and at least **** weeks before the associated Milestone Review Meeting (an exception of 1 week before the KOR Meeting is acceptable).

Lockheed Martin intends to use Review Item Discrepancy (RID) forms (or a suitable equivalent) for providing comments on the milestone review documentation at least 3 working days before the relevant meeting. The Contractor shall incorporate the RID mechanism into the project review process.

The Contractor shall be responsible for documenting the review proceedings and monitoring actions placed until closure. Review minutes shall be produced within five working days of the meeting. The Contractor shall seek concurrence from Lockheed Martin for the accuracy of the review minutes. The Contractor shall track actions placed using a formally documented method.

The Contractor shall implement an internal design review process covering all design and engineering (i.e. hardware, firmware and software) activities. The Contractor shall conduct periodic audits to confirm that design processes are being followed throughout.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

3. Progress Reporting

The Contractor shall supply a Progress Report to Lockheed Martin by the end of the first week of each month, a minimum of one week prior to the monthly Progress Meeting. The Progress Report shall include the following:

•	management summary

•	work performed during the reporting period

•	milestones met and/or achieved

•	progress against the schedule (any slippage is to be identified together with remedial action)

•	dependencies

•	problems experienced

•	activities planned for the next period

•	risk log status

•	action log status

•	assumption log status

The format of the progress report shall be agreed with Lockheed Martin at the Kick-Off Review Meeting.

The Contractor shall conduct monthly Progress Meetings with Lockheed Martin representatives to discuss:

•	current active tasks;

•	technical and schedule aspects;

•	status and progress;

•	technical, contractual and managerial issues;

•	risks and contingency measures (in the form of a Risk Log);

•	current and potential problems;

The Contractor shall record the minutes for each Progress Meeting, capturing the key decisions and actions taken. The minutes shall be agreed with Lockheed Martin and produced within five working days of the meeting.

4. Scheduling

The Contractor shall maintain a detailed activity schedule of all tasks to be undertaken for this Contract.

The schedule shall reflect the following overall breakdown levels (or equivalent) within one schedule (to ensure consistency):

•	Level 1: Project decomposed into phases

•	Level 2: Phases decomposed into work packages

•	Level 3: Work packages decomposed into tasks

The schedule shall show key dependencies and critical paths.

The Contractor shall define a suitable Work Breakdown Structure (WBS) and produce work package descriptions (WPD) for each level 2 activity. The Work Breakdown shall cover all project activities from Contract commencement to the start of production and shall clearly identify the following key phases:

•	functional analysis

•	overall design

•	detailed design and prototyping

•	implementation

•	pre-production activities and testing

•	production testing

The WBS shall be used to plan and organise the work under this Contract, including any work assigned to key sub-contractors (if any). The WBS and initial set of WPDs are to be included in the Project Management Plan (PMP) and shall be agreed at the Kick-Off Review meeting. Thereafter, the Contractor shall progressively expand the WBS and raise further WPDs as the project progresses into each phase.

The programme schedule shall be developed, maintained, and presented using Microsoft Project.

The Contractor shall include a schedule detailing work completed in the monthly progress report and total completion status. The Contractor shall also provide Lockheed Martin with an electronic copy of the Monthly Report including the schedule.

5. Project Management

The Contractor shall assign a suitably qualified Program Manager that is specifically charged with the responsibility for all technical and programmatic aspects of the work and maintaining open communications with Lockheed Martin for the duration of this Contract.

Lockheed Martin will designate a Subcontracts Administrator as well as a Responsible Engineer, who will monitor the activities being undertaken on this Contract and support the Contractor when necessary.

Lockheed Martin intends to install the Responsible Engineer at the Contractor’s facility. The Contractor shall provide the Responsible Engineer and/or their representatives with access to the following:

•	regularly scheduled status meetings and schedules

•	engineering and technical meetings and reviews

•	risk management workshops and meetings

•	audit processes and procedures

•	test readiness reviews, dry runs and formal test conduct

The Subcontracts Administrator shall be responsible for all contractual direction under this Contract. Only the Subcontract Administrator may authorise changes to scope, cost, schedule, terms, applicable documents, or specifications. The Contractor shall designate an administrative counterpart with the authority to commit the resources of the Contractor to such changes.

6. Rights of Access

The Contractor shall allow Lockheed Martin representatives to visit and monitor the main work site and make the necessary security and/or regulatory arrangements (if any) for such visits.

7. Office Accommodation

The Contractor shall provide office accommodation for two Lockheed Martin resident staff plus up to two temporary visiting staff at the main work site. Office accommodation shall include reasonable use of facilities including international telephone/facsimile lines, desktop PCs and printer with Internet connection and office stationary.

Lockheed Martin shall provide reciprocal arrangements for the Contractor’s resident staff.

8. Milestone Acceptance

Approval from Lockheed Martin shall be required in order for the Contractor to declare any contractual milestone in Table 6 successfully completed.

Final acceptance of the UTCM/UTP shall be based on the completion of all contractual milestones defined in this SOW.

The criteria for acceptance of review meetings shall be as follows:

•	Design Review Milestone (KOR, PDR, FDR): completion of required design by the relevant milestone and agreed action plans for all RIDs registered for the milestone

•	Test Review Milestone (FATR, ITR): as per Section III.C.2.

The criteria for acceptance of the UTCM/UTP at a particular development Stage shall be as follows:

•	successful completion of FAT and IWT (demonstration that the UTCM/UTP functions and features available at a particular Stage meet the requirements in this SOW).

B. Quality and Configuration Control

1. Quality Assurance

The Contractor shall apply recognised engineering controls and practices throughout the Contract that adhere to ISO 9001 (or a suitable equivalent). These engineering controls and practices shall apply fully to the design, testing, manufacture, software development activities and sub-contract activities (if applicable). Less extensive engineering controls and practices may be applied to the UT Prototype and pre-production UT Handsets due to both the need to concentrate on early proof-of-concept ideals and the limited time available before these devices have to be available.

The Contractor shall issue a Quality Assurance Plan (QAP) to Lockheed Martin one week prior to the Kick-Off Review (KOR); this can be a separate document or form part of the PMP and thereafter finalised within two weeks. The QAP shall at all times reflect the actual practices being applied on the Contract.

The Contractor shall nominate a team member with suitable experience and training with respect to quality control, quality assurance, and their applications to be responsible for Quality Assurance for this Contract.

The Contractor shall submit, as part of the QAP, an audit schedule outlining the audits (minimum of three) to be conducted throughout various points of the project. The Contractor shall document each scheduled audit in the form of an Audit Report. The Contractor shall make all Audit Reports available to Lockheed Martin on request.

Lockheed Martin reserves the right to audit Contractor (including subcontractor) work at any point, provided that at least two weeks notice is given to the Programme Manager.

The Contractor shall be fully responsible for the quality achieved and controls applied by any sub-contractor parties.

The Contractor shall implement a mechanism for tracking corrective actions at all Contract phases and for cross-referencing requirements specified in this SOW and the UT Handset Specification to documents generated by the Contractor.

2. Quality Control

The Contractor shall clearly state or reference all quality controls to be applied during the manufacturing process in the Quality Assurance Plan (QAP), including the inspection from initial goods-inwards to final inspection and test. Specifically, the QAP shall identify the actions necessary to ensure conformity of the:

•	time to market process

•	calibration system

•	documentation

•	maintenance and support service

•	workmanship, including inspection and tests

•	incoming inspection

•	manufacturing flow

•	audits

•	improvements

All inspection and quality records shall be archived by the Contractor and shall be made available for audit at the Contractor’s main facility by Lockheed Martin on request.

3. Reliability

The Contractor shall include a Reliability (Parts Count) Prediction in the Quality Assurance Plan (QAP) for all components of the UT Handset.

4. Configuration Management

The Contractor shall produce a Configuration Management Plan (CMP) that outlines the controls that will be applied to:

•	documentation configuration and change management

•	requirements management

•	software development, firmware, version and release control

•	core technology model development

•	UT Handset prototyping

•	UT Handset pre-production models

•	UT Handset manufacturing and production models

The CMP may, at the discretion of the Contractor, be a separate document or form part of the PMP. The CMP shall be finalised by the Kick-Off Review (KOR) meeting.

The Contractor shall nominate a team member to be responsible for overall configuration management throughout the project and shall ensure that adherence to the CMP is maintained.

The Contractor shall identify any configuration management applied to sub-contractor work (if applicable).

The Contractor shall make configuration records for all hardware, software, and firmware developed by the Contractor available to Lockheed Martin on request.

C. Testing

1. Test Planning and Reporting

The Contractor shall produce and deliver a UT Core Module/Prototype Test Plan for review by the Preliminary Design Review. This plan defines the test stages, test approach to be adopted, controls to be applied and documentation to be produced.

The Contractor shall develop and document the test procedures (and test scripts when external test equipment is used) for each stage of the testing. The scope of testing shall be agreed between Lockheed Martin and the Contractor. Any procedure or script that involves the use of the Inmarsat-4 satellite shall be approved by Inmarsat before the testing is conducted.

Lockheed Martin shall have the right to approve or request reasonable amendments to the test documentation at each test phase. The Contractor shall record and report the results from each test stage, including:

•	test method

•	test configuration

•	pass/fail criteria and test results

•	conductor of the test

•	comments made regarding the test run

•	reason for any failures

The Contractor shall provide all test instruments, test tools, facilities, manpower and services necessary to complete the test stages for which they are fully responsible. All stages of testing may be witnessed by Lockheed Martin representatives. They shall be given full access to the primary test facilities and have the right to observe testing while it is in progress.

2. Test Acceptance Criteria

The Contractor shall be responsible for tracking all problems identified during testing until all items have been resolved. Any problem noted during the testing shall be classified into one of the following three categories:

Category 1:

•	a complete failure of a hardware, software, or firmware component making it inoperable,

•	loss of critical functionality, severe performance degradation or instability in operation/behaviour

•	failure to detect, report and/or recover from a failure that renders any part of the UT Core Module/Prototype inoperable

Category 2:

•	the problem relates to a contract requirement (i.e. incorrect) but is not critical to any component function

•	the problem occurs infrequently and can quickly be recovered by the user by following a remedial procedure

•	the problem is purely cosmetic (i.e. MMI layout, error message content) in nature and does not impact functionally

Category 3:

•	the problem represents is observed once but is not reproducible by repeating the test

•	the problem is isolated to the test procedure and not the UT Core Module/Prototype under test

At the conclusion of the testing, any remaining Category 1 problems shall prevent Lockheed Martin from approving successful completion of the testing milestone. Any remaining Category 2 and Category 3 problems shall not prevent Lockheed Martin from approving successful completion of the testing milestone, provided that the Contractor submits a satisfactory remedial action plan and provided that the problem does not prevent the UTP from being used for its intended purpose (GSPS integration testing). In this case, Lockheed Martin must agree to the action plan before the milestone is deemed completed. Corrective action can be implemented and tested in a later test stage in order not to impact the overall schedule subject to the conditions above.

The completion of each testing milestone with no Category 1 problems and agreement on the remedial action and schedule for all Category 2 problems (if applicable) shall be a prerequisite to commencement later type approval and on-air demonstration testing.

The Contractor shall maintain formal configuration control over the testing such that it is possible to repeat the acceptance at a later date if necessary.

3. Early Design Proof-of-Concept Testing

The Contractor shall undertake early design proving and prototyping of the UT Core Module as defined in this SOW and the implementation of the DVSI AMBE+2 voice codec. The Contractor shall use the AMBE+2 codec test vectors and test tools obtained from DVSI to verify bit-exact implementation under fully-loaded functional conditions and verify adequate voice quality.

The scope of the test activities shall be agreed with Lockheed Martin. The results of design proving/prototyping shall be retained and presented to Lockheed Martin at the appropriate milestone review meetings.

4. Unit/Module Testing

The Contractor shall perform unit/module level hardware and software testing throughout the UT Core Module/Prototype development process as required by its own standard processes. The Contractor shall submit evidence of unit/component level testing (hardware, firmware, and software) to Lockheed Martin, on request.

5. Factory Acceptance Testing

The Contractor shall verify by demonstration that the UT Core Module/Prototype functional performance and operational requirements have been achieved at each Stage, athough external elements are represented by the GMR-2+ Network Emulator and/or the Lockheed Martin Reference Test Bed. The Contractor shall design the Factory Acceptance Test procedures in order to meet this objective. The scope of testing and the formality of the associated deliverables for FAT Stage 1 and Stage 2 may be reduced, provided that the FAT Stage 1 and Stage 2 provides adequate demonstration and assurance of the suitability of the UTCM/UTP for the intended purpose (GSPS integration testing) to Lockheed Martin.

The FAT shall also include an element of voice codec testing, including objective evaluations of voice quality (using the Lockheed Martin Reference Test Bed. Formal subjective testing (i.e. in accordance with ITU-T Recommendation P.800) is not required.

Lockheed Martin shall be the approval authority for the FAT plan and procedures. The Contractor shall hold a Test Readiness Review (TRR) with Lockheed Martin at least 5 days prior to the commencement of the testing.

Lockheed Martin representatives shall be involved in witnessing the Factory Acceptance Testing (at the Contractor’s main work site) and shall determine whether the UT Core Module/Prototype meet the requirements in this SOW and the UT Handset Specification. Lockheed Martin will nominate one member within the witnessing party to have final responsibility in this regard. The Lockheed Martin representative will have the authority to instruct that a test be repeated or fail the entire FAT in the case of excessive failures.

6. Interworking Testing (Factory End-To-End Testing)

The Contractor shall conduct tests of the UT Core Module/Prototype integrated with the Lockheed Martin Reference Test Bed in Valley Forge, Pennsylvania, USA. The scope of the testing shall be agreed with Lockheed Martin, but at a minimum, the Contractor shall demonstrate the following (in accordance with the modified GMR-2+ specification):

****

The Contractor shall develop the Interworking Test Procedures (in consultation with Lockheed Martin) and shall also provide on-site support in Valley Forge during the test execution.

D. Engineering and User Training

1. UT Prototype Training

The Contractor shall provide training to Lockheed Martin and Inmarsat engineers on the function and operation of the UT Prototype as well as the suite of tools required to meet the integration test needs of Lockheed Martin.

The UT Prototype training course shall support up to 10 attendees and shall be held prior to the start of integration testing (of the UT Prototype against the Lockheed Martin Reference Test Bed). Lockheed Martin shall review and approve the structure the training before it is held in Valley Forge, Pennsylvania, USA. The Contractor shall be responsible for developing all training materials and shipping them to the training site.

In addition to the training course materials, the Contractor shall prepare and provide a suitably detailed set of manuals, operating instructions, and documentation for all user, maintenance, test, and debugging functions of the UT Prototype.

E. Documentation

The Contractor shall deliver to Lockheed Martin all common management documentation listed in Table 8. The Contractor shall also deliver to Lockheed Martin all technical documentation listed in Section II.B. Document delivery shall be in accordance with the specified schedule. Draft versions of documents shall be delivered at least 2 weeks before the associated Milestone Review Meeting (an exception of 1 week before the KOR Meeting is acceptable). Final versions of documents shall be delivered no later than 3 weeks after the associated Milestone Review Meeting.

The delivery of documentation (draft versions) shall comprise an electronic version of each file, delivered via e-mail, floppy or CD ROM, as appropriate.

The delivery of documentation (final versions) shall comprise at least three hard copies of each report and an electronic version of each file, delivered via e-mail, floppy or CD ROM, as appropriate.

At the end of the project, the Contractor shall prepare and deliver a CD ROM containing the final version of each deliverable document.

All deliverable documents shall be written in English, shall be produced using Microsoft Word, and shall be delivered (electronically) in both the Microsoft Word and Adobe Acrobat PDF formats.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

The Contractor’s CMP shall refer to the documentation standard and control procedure and shall be approved by Lockheed Martin before use. All documentation shall be retained under formal document configuration control.

Table 8. Common Document Deliverables

No.	Document	Required Delivery Date
DC-1	Project Management Plan (PMP)	*	***
DC-2	Risk Management Plan (RMP)	*	***
DC-3	Quality Assurance Plan (QAP)	*	***
DC-4	Configuration Management Plan (CMP)	*	***
N/A	Monthly Status Reports and Meeting Minutes	*	***

IV.	GMR-2+ SPECIFICATIONS CHANGE CONTROL BOARD (SCCB)

A. Purpose and Scope

The SCCB shall be the highest configuration control authority for the GMR-2+ Specifications. It shall be responsible for:

•	managing changes to the GMR-2+ Specifications

•	evaluating the potential contractual impact of changes to the GMR-2+ Specifications

•	establishing that changes to the GMR-2+ Specifications are warranted and necessary to ensure successful operation of the GSPS system, and

•	formally approving the implementation of such changes and, if applicable, initiating the corresponding Contract Change procedure.

The SCCB shall be effective immediately following the formal release of Version 2.0.0 of the GMR-2+ Specifications (by Lockheed Martin), and shall remain effective until the work described in this SOW is completed.

B. Roles and Responsibilities

The SCCB shall be composed of a Chairperson, Administrator, and technical representatives from Inmarsat, Lockheed Martin, and EMS.

An Inmarsat employee shall serve the role of SCCB Chairperson. The SCCB Chairperson shall be responsible for the following:

•	establishing and chairing the SCCB

•	approving Request for Change (RFC) items placed on the SCCB agenda for review

•	setting the SCCB meeting schedule, agenda, and attendees

•	approving issuance and closure of all SCCB action items and the SCCB meeting minutes

•	establishing the SCCB position on each item reviewed by the SCCB; and

•	directing SCCB disposition through formal Contract Change Notices, if applicable.

The SCCB Chairperson shall be assisted by the SCCB Administrator. A Lockheed Martin employee shall serve the role of SCCB Administrator.

The technical representatives from EMS and Lockheed Martin shall be responsible for determining if changes to the GMR-2+ Specifications have an impact on their respective contractual work under this and other related, but independent Statements of Work.

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

C. Procedures

The SCCB shall convene at the request of either Inmarsat, Lockheed Martin or EMS to evaluate recommended changes to the GMR-2+ Specifications. The request to convene, along with the corresponding Request for Change (RFC) items shall be submitted to all parties by the SCCB Member requesting the meeting.

A standard form or electronic system shall be used to prepare and submit RFC items. The Request for Change (RFC) shall contain, in addition to a technical description of the change to the GMR-2+ specifications itself, an assesment of the cost impact, schedule impact, requirements impact, materials impact (with or without resale, reuse, or salvage), effect if the RFC is rejected, and the date/milestone by which the SCCB must make a decision on the disposition of the RFC.

The SCCB Administrator shall coordinate with SCCB Members to schedule a board review date.

SCCB Members shall have one week to review a RFC item. SCCB Members shall provide written comments to the RFC Author within three (3) days of submittal. The SCCB meeting shall be deferred if submitted material is not reviewed by SCCB Members. The RFC Author shall provide a coordinated response to all comments prior to the scheduled SCCB meeting.

The RFC Author will present the RFC to the SCCB at the board review meeting.

The SCCB shall accept or reject each submitted RFC item, based on a consideration of the technical need for the changes to the specification and the corresponding impact on contractual baselines.

If a RFC item is rejected, the corresponding changes shall not be incorporated into the next release of the GMR-2+ Specifications. The RFC Author may find an alternative technical solution and resubmit a new RFC at a later date.

If a RFC item is accepted, the corresponding changes shall be incorporated into the next release of the GMR-2+ Specifications. If EMS and/or Lockheed Martin determine that the changes required by a RFC that has been approved by the SCCB have a significant impact on the cost and/or schedule of the associated Contract, then the SCCB shall generate the corresponding Contract Change Notice in accordance with the procedures established in the Terms and Conditions of the Contract.

The SCCB Administrator will prepare minutes and actions, and submit to all SCCB Members for review prior.

While a RFC is under consideration by the SCCB, the work described in this SOW shall continue as if no change has occurred.

Decisions made by the SCCB shall be considered final and all approved RFC items shall be implemented by the Contractor. In the case where a RFC item has a contractual impact on cost and/or schedule, then the Contractor shall implement the RFC item once the corresponding Contract Change procedure is completed.

GLOBALISED SATELLITE PHONE SERVICE

CORE MODULE DEVELOPMENT

CONTRACT INM-CO/07- 4443

ANNEX B—UT HANDSET SPECIFICATION

WITHHELD—19 Pages

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

GLOBALISED SATELLITE PHONE SERVICE

CORE MODULE DEVELOPMENT

CONTRACT INM-CO/07- 4443

ANNEX C—PRICE & PAYMENT PLAN

The parties hereby agree to a firm and fixed price of US$**** (**** US Dollars) for the development and production of User Terminal Core Module and User Terminal Prototype development.

This sum shall not be exceeded without the prior written consent of Inmarsat.

The agreed Payment Plan is as follows:

No	Milestone	Scheduled Completion Date	Payment

M0	EDC	0	$****

M1-1	UTCM/UTP Kick-Off Review (KOR) Completion	**** weeks after EDC	$****

M1-2	UTCM/UTP Preliminary Design Review (PDR) Completion	**** months after EDC	$****

M1-3	UTCM/UTP Final Design Review (FDR) Completion	**** months after EDC	$****

M1-5A	UTP Delivery Stage 1	**** months after EDC	$****

	Final Acceptance	**** months after EDC	$****

	Expiration of each calendar month after Final Acceptance (for a total of **** months after Final Acceptance)	—	$****

	Expiration of each calendar month after first **** monthly payments above (for a total of **** months)		$****

	Grand Total		$****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

GLOBALISED SATELLITE PHONE SERVICE

CORE MODULE DEVELOPMENT

CONTRACT INM-CO/07- 4443

ANNEX D—KEY SUB-CONTRACTORS

The key Sub-Contractors are:

****

*	Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC. The original contracts have been filed separately with the SEC as part of the confidential treatment request.

GLOBALISED SATELLITE PHONE SERVICE

CORE MODULE DEVELOPMENT

CONTRACT INM-CO/07- 4443

ANNEX E—Contractor Foreground

RFP No 1350/Part II

GLOBALISED SATELLITE PHONE SERVICE

CORE MODULE DEVELOPMENT

CONTRACT INM-CO/07- 4443

ANNEX F—Contractor and Sub-Contractor Background

Background RF Technology for Inmarsat Handset Development 14th August 2007

System Design

•	RF link budgets for mobile satellite systems

•	Equipment system level design—frequency plans, gain, noise, intermodulation, EMC, etc.

RF Design

•	Design of phase locked loop frequency synthesizers using both integer and fractional-N feedback.

•	Use of quadrature modulators for direct modulation of an L-band carrier with a digital waveform.

•	Design of L-band power amplifiers using bipolar, MESFET, HBT and LDMOS devices.

•	Design of L-band low noise amplifiers.

•	Design of L-band downconverters with real and quadrature baseband IF interfaces.

•	Application of miniature GPS receivers within L-band satcom terminals.

•	Uses of microstrip, ceramic, SAW and L-C filters in the above designs.

•	Filtering and A/D and D/A conversion of baseband signals.

•	Transmit/receive duplexing and switching using filters and PIN diode switches.

Antenna Design

Linearly and circularly polarized antennas using the following technologies:

•	Dipole

•	Monopole

•	Crossed-dipole

•	Axial-mode helix

•	Radial-mode helix

•	Patch antennas in various configurations

•	Dielectric resonator

•	Multi-band configurations of some of these designs.

Background IP for Physical Layer technology as at 14th August 2007

To be populated by EMS

RFP No 1350/Part II

GLOBALISED SATELLITE PHONE SERVICE

CORE MODULE DEVELOPMENT

CONTRACT INM-CO/07- 4443

ANNEX H—Contract Change Notice Format

CONTRACT CHANGE NOTICE

PROJECT [Project Name]	CCN NO.	DATE

CONTRACT [Contract Number]	xxx	DD-MM-YY

(1) TITLE OF CHANGE [Title]

(2) DESCRIPTION OF CHANGE [Description]	(3) RECOMMENDED INTRODUCTION POINT DD-MM-YY

(4) DRAWINGS AND SPECS. AFFECTED

	NUMBER	ISSUE

(7) REASON FOR CHANGE [Reasons]

(8) RELATED FACTORS

FACTOR	Y	N	FACTOR	Y	N	FACTOR	Y	N

Performance			Testing			Other factors

Reliability			Materials and processes

Interface			Spare parts

Weight			Agency furnished equipment

Dimensions			Packaging

Electrical parameters			Publications

(9) ESTIMATED INFLUENCES ON CONTRACT PROVISIONS

1. TOTAL PRICE INFLUENCE

TOTAL HOURS	LABOUR COSTS	MATERIALS	TAXES	OTHER COSTS	TOTAL COSTS

0	0	0	0	0	0

2. SCHEDULE INFLUENCE

ON FINAL DELIVERY	ON PERT-NETWORK

INFLUENCE ON OTHER PROVISIONS

CONTRACTOR’S SIGNATURES		INITIATOR [INMARSAT] DATE: DD-MM-YY

PROJECT MANAGER [Name]	DATE: DD-MM-YY

CONTRACT MANAGER [Name]	DATE: DD-MM-YY

DATE OF REJECTION	DATE OF APPROVAL	INTRODUCTION POINT

CUSTOMER’S SIGNATURES

PROGRAMME MANAGER		DATE:

CONTRACTS MANAGER		DATE: